SAN JUAN PROPERTY

PROPERTY OPTION AGREEMENT

Dated November 16, 2006

Between:

PETAQUILLA MINERALS LTD.

and

REVELSTOKE INDUSTRIES, INC.

INDEX
1.	GRANT OF FIRST OPTION	2
2.	GRANT OF SECOND OPTION	4
3.	TECHNICAL SERVICES AGREEMENT	5
4.	OPTIONS ONLY	6
5.	SHARE ISSUANCES	6
6.	TRANSFER OF TITLE	6
7.	RIGHT OF ENTRY	6
8.	REPRESENTATIONS AND WARRANTIES OF THE OPTIONOR	6
9.	REPRESENTATIONS AND WARRANTIES OF REVELSTOKE	8
10.	COVENANTS OF THE OPTIONOR	8
11.	COVENANTS OF REVELSTOKE	9
12.	TERMINATION	10
13.	INDEPENDENT ACTIVITIES	11
14.	CONFIDENTIALITY OF INFORMATION	12
15.	ARBITRATION	12
16.	DELAYS	13
17.	ASSIGNMENT	13
18.	NOTICES	14
19.	GENERAL TERMS AND CONDITIONS	15

SCHEDULE "A": SCHEDULE "B": SCHEDULE "C":	The Property Joint Venture Agreement Technical Services Agreement

SAN JUAN PROPERTY

PROPERTY OPTION AGREEMENT

THIS AGREEMENT is made as of the 10th day of November, 2006,

BETWEEN:

PETAQUILLA MINERALS LTD., a company duly incorporated under the laws of the Province of British Columbia and having its head office at #410 - 475 West Georgia Street, Vancouver, B.C., V6B 4M9

(hereinafter referred to as the "Optionor")

OF THE FIRST PART,

AND:

REVELSTOKE INDUSTRIES, INC. , a company duly incorporated under the laws of the State of Nevada and having its head office at 1081 Kent Street, White Rock, B.C., V4B 4T2

(hereinafter referred to as "Revelstoke")

OF THE SECOND PART.

RECITALS

                         WHEREAS the Optionor, through its wholly-owned Panamanian subsidiary, is the beneficial owner of a 100% interest in five exploration concessions situated in the Republic of Panama, more particularly described in Schedule "A" attached hereto and made a part hereof (hereinafter collectively called the "Property");

                         AND WHEREAS the Optionor has agreed to grant to Revelstoke options to purchase a 60% or a 70% undivided interest in and to the Property;

                         AND WHEREAS Revelstoke's common shares are quoted on the Over the Counter Bulletin Board (the "OTCBB");

                         NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements herein contained and subject to the terms and conditions hereafter set out, the parties hereto agree as follows:

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1.          GRANT OF FIRST OPTION

1.01       The Optionor, in consideration of the sum of $10, the receipt and sufficiency of which is hereby acknowledged, hereby grants to Revelstoke, on the terms and conditions hereinafter set out, the exclusive right and option (the "First Option") to acquire a 60% undivided interest in and to the Property by paying to the Optionor the sum of $600,000 cash, by issuing to the Optionor 4,000,000 shares in the capital of Revelstoke and by incurring, directly or indirectly, and paying for $6,000,000 in "Exploration Expenditures" (as hereinafter defined), to be respectively paid and issued to the Optionor and incurred and paid by Revelstoke as follows:

(a)       the sum of $100,000 in cash , the prior receipt of which from Revelstoke Industries, Inc, Revelstoke's predecessor in interest, is hereby acknowledged by the Optionor;

(b)       4,000,000 common shares of Revelstoke with a par value of $0.001 per common share, to be issued and delivered to the Optionor within five business days from the execution and delivery of this agreement,

(c)       an additional $200,000 in cash to be paid by wire transfer in immediately available funds, and Exploration Expenditures of not less than $1,000,000 to be incurred and paid, both on or before May 31, 2007;

(d)       an additional $300,000 in cash to be paid by wire transfer in immediately available funds, and cumulative Exploration Expenditures of not less than $3,000,000 to be incurred and paid, both on or before May 31, 2008; and

(e)       cumulative Exploration Expenditures of not less than $6,000,000 to be incurred and paid on or before May 31, 2009.

1.02       In this agreement, "Exploration Expenditures" means all direct and indirect costs and expenses, however denominated, incurred by Revelstoke on or in connection with the prospecting, exploration and development of the Property and shall include, without limiting generality:

(a)       all expenditures required to maintain the Property in good standing in accordance with the laws of the jurisdiction in which the Property is situated;

(b)       all expenditures required to acquire and maintain insurance pursuant to this agreement;

(c)       all expenditures made relating to reclamation, rehabilitation and protection of the environment; and

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(d)       the management fee payable under the "Technical Services Agreement" referred to in paragraph 3.01 hereof.

1.03       If Revelstoke fails to incur the Exploration Expenditures listed in paragraph 1.01 by the end of the last day on which the same was due to be incurred , Revelstoke may, at any time within 15 days of such day, make a cash payment to the Optionor in an amount equal to the deficiency in the Exploration Expenditures. Any cash payment so made shall be deemed to have been Exploration Expenditures duly and properly incurred in an amount equal to the cash payment.

1.04       In this agreement, a written notice delivered by Revelstoke to the Optionor by no later than 30 days after each of the dates listed in paragraph 1.01 on or before which Exploration Expenditures are to be incurred and paid and accompanied by a statement of a representative of Revelstoke to the effect that the amount of Exploration Expenditures have been incurred and paid by the applicable date shall be conclusive evidence of the making thereof unless the Optionor questions the accuracy of such statement in writing within 15 days of receipt. If the Optionor questions the accuracy of the statement, the matter shall be referred to a firm of Chartered Accountants for final determination. If such firm determines, after having consulted with Revelstoke, that the Exploration Expenditures incurred and paid were less than those reported by Revelstoke, Revelstoke shall not lose any of its rights hereunder provided Revelstoke pays to the Optionor within 15 days of the receipt of the determination 100% of the deficiency in such Exploration Expenditures. If Revelstoke makes such payment, it shall be deemed to have timely incurred and paid Exploration Expenditures equal to such payment and be deemed in full compliance with its obligations under paragraph 1.01. If the firm of Chartered Accountants determines that the Exploration Expenditures incurred were less than 95% of those reported by Revelstoke, Revelstoke shall pay the entire cost of the determination; it they were 95% to 105% of those reported by Revelstoke, the cost of the determination shall be paid by Revelstoke and the Optionor equally; if in excess of 105% of the Exploration Expenditures reported by Revelstoke, the Optionor shall pay the entire cost of the Chartered Accountant's determination.

1.05       During the currency of this agreement, the Optionor shall be entitled to nominate, and Revelstoke shall use its best efforts to cause to be appointed or elected, that number of directors of Revelstoke as most closely equates to 40% of the total number of directors of Revelstoke from time to time.

1.06       As soon as practicable following the execution and delivery of this agreement, Revelstoke shall establish a stock option plan which allocates not less than 15% of the then issued shares in the capital of Revelstoke for the granting of options, and shall grant to the Optionor or its nominees stock options equal in number to not less than one-third of the number of options allocated under such plan. Thereafter, and during the currency of this agreement, Revelstoke shall maintain the grants to the Optionor or its nominees of stock options equal in number to not less than one-third of the number of options allocated under Revelstoke's stock option plan then in effect.

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1.07       During the currency of this agreement, and in the event that Revelstoke proposes to issue shares for cash (the "Offering"), Revelstoke shall give written notice to the Optionor containing all material details of the Offering. Within 15 days of receipt of such notice, the Optionor shall give notice to Revelstoke as to whether the Optionor wishes to participate in the Offering, and shall advise Revelstoke of the number of shares of Revelstoke of which the Optionor was the beneficial owner on the date of receipt of the notice of the Offering. If the Optionor elects to participate in the Offering, it shall have the right to purchase under the Offering such number of securities as will maintain the Optionor's percentage holding of the issued shares of Revelstoke as calculated on the date of receipt of the notice of the Offering.

2.          EXERCISE OF FIRST OPTION AND GRANT OF SECOND OPTION

2.01       Revelstoke shall be deemed to have exercised the First Option and shall have acquired a 60% undivided interest in and to the Property, by making aggregate cash payments to the Optionor of $600,000, by issuing to the Optionor 4,000,000 shares and by having incurred and paid for cumulative Exploration Expenditures of $6,000,000, all in accordance with Article 1 hereof.

2.02       Subject to the prior exercise of the First Option, the Optionor hereby grants to Revelstoke the exclusive right and option (the "Second Option") to increase Revelstoke's undivided interest in and to the Property from 60% to 70% by incurring and paying for $3,000,000 in Exploration Expenditures during the period between the delivery of the "Notice of Election" referred to in paragraph 2.03 and May 31, 2010.

2.03       Within 60 days following the exercise of the First Option, Revelstoke shall give the Optionor notice (the "Notice of Election") that either:

(a)       Revelstoke elects to accept the grant of the Second Option; or

(b)       Revelstoke elects not to accept the grant of the Second Option.

              Failure of Revelstoke to give any such notice shall be deemed to be an election under subparagraph 2.03(a).

2.04       If Revelstoke makes the election under subparagraph 2.03(b), all further work on and with respect to the Property, and the subsequent relationship between the Optionor and Revelstoke in relation to the Property shall be governed by a joint venture agreement between the parties (the "JVA"), as attached hereto as Schedule "B". The Optionor and Revelstoke will forthwith execute the JVA in the form attached as Schedule "B". In such circumstances, Revelstoke and the Optionor shall have an initial "Interests" (as defined in the JVA) of 60% and 40% respectively.

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2.05       If Revelstoke elects to be granted, but fails to exercise, the Second Option, Revelstoke and the Optionor shall have initial Interests of 60% and 40% respectively. .

2.06       Revelstoke shall be deemed to have exercised the Second Option and shall have acquired a 70% undivided interest in and to the Property, by having incurred and paid for $3,000,000 in Exploration Expenditures during the period between the delivery of the Notice of Election and May 31, 2010, all in accordance with paragraph 2.02 above.

2.07       The provisions of paragraphs 1.03 and 1.04 hereof shall apply mutatis mutandis to the Exploration Expenditures incurred and paid pursuant to paragraph 2.02.

2.08       If the Second Option is exercised, the Optionor and Revelstoke will forthwith execute the JVA in the form attached as Schedule "B", and Revelstoke and the Optionor shall have initial "Interests" therein of 70% and 30% respectively.

3.          TECHNICAL SERVICES AGREEMENT

3.01       During the currency of the First Option and, if applicable, the Second Option, Revelstoke hereby engages Petaquilla Minerals Ltd., or a subsidiary thereof (in this agreement referred to as the "Operator"), as an independent contractor, to carry out all work on and in connection with the Property. Upon the execution of this agreement, the parties will in good faith, negotiate and execute a Technical Services Agreement, substantially in the form of Schedule "C".

3.02       The Operator shall prepare draft exploration programs for each calendar year, and shall deliver such programs to Revelstoke not fewer than 45 days prior to the anticipated date for the commencement of such program. The first program shall cover the partial year from the date of execution of this agreement to December 31, 2006. The Operator and Revelstoke shall review each draft program and budget, and each shall use its best efforts to agree with the other on the final program and budget terms and costs. However, in the event that consensus is not reached, the matter shall be determined by an independent "Qualified Person", as defined in National Instrument 43-101 promulgated by the Canadian Securities Administrators, as selected by the Operator.

3.03       During the currency of the Technical Services Agreement, Revelstoke, at its sole risk and expense, shall have access to the Property at all reasonable times and intervals to review the Operator's operations thereon.

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4.          OPTIONS ONLY

4.01       This agreement represents the granting of options only, and except as herein specifically provided otherwise, nothing herein contained shall be construed as obligating Revelstoke to do any acts or make any payments hereunder, and any act or acts or payment or payments as shall be made hereunder shall not be construed as obligating Revelstoke to do any further act or make any further payment or payments.

5.0          SHARE ISSUANCES

5.01       The parties acknowledge that the shares in the capital of Revelstoke to be issued and delivered pursuant to this agreement may be subject to hold periods and legending requirements as required by applicable securities laws and regulation. For greater certainty, the shares of Revelstoke to be issued to the Optionor hereunder shall be free of all restrictions on trading other than those imposed by law or a securities regulatory body with jurisdiction over Revelstoke.

5.02       Revelstoke has not granted or agreed to grant to the Optionor any rights (including piggyback registration rights), to have any securities of Revelstoke registered with the U.S. Securities and Exchange Commission or registered or qualified with any other governmental authority.

6.          TRANSFER OF TITLE

6.01        Forthwith following the exercise of the First Option , the Optionor shall deliver to Revelstoke confirmation satisfactory to Revelstoke that Revelstoke is the beneficial owner of a 60% undivided interest in the Property. In the event that Revelstoke elects not to be granted the Second Option, or if both the First Option and Second Option are exercised, the parties' respective interests in the Property shall be held in accordance with the terms and conditions of the JVA.

7.          RIGHT OF ENTRY

7.01       During the currency of this agreement until the JVA comes into effect, Revelstoke, its servants, agents and workmen and any persons duly authorized by Revelstoke, shall have the right of access to and from and, subject to sub-paragraph 11.01(f) hereof, the exclusive right to enter upon and take possession of and prospect, explore and develop the Property in such manner as Revelstoke in its sole discretion may deem advisable. Revelstoke hereby confirms that for the currency of the Technical Services Agreement, assigns the foregoing rights to the Operator.

8.          REPRESENTATIONS AND WARRANTIES OF THE OPTIONOR

8.01       The Optionor hereby represents and warrants to Revelstoke that:

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(a)       the Optionor, or a wholly-owned subsidiary thereof, is the recorded and beneficial owner of a 100% interest in and to the Property;

(b)       the exploration concessions comprising the Property have been validly acquired and are now duly recorded and in good standing in accordance with the laws of the Republic of Panama;

(c)       it has full corporate power and authority to enter into this agreement;

(d)       the entering into of this agreement does not conflict with any applicable laws or with its charter documents, nor does it conflict with, or result in a breach of, or accelerate the performance required by any contract or other commitment to which it is a party or by which it is bound;

(e)       the Optionor, has the exclusive right to enter into this agreement and all necessary authority to assign to Revelstoke up to a 70% right, title and interest in and to the Property in accordance with the terms and conditions of this agreement;

(f)       the Optionor has the exclusive right to receive 100% of the proceeds from the sale of minerals, metals, ores or concentrates removed from the Property and no person, firm or corporation, other than the Government of the Republic of Panama, is entitled to any royalty or other payment in the nature of rent or royalty on such materials removed from the Property or is entitled to take such materials in kind;

(g)       the Property is free and clear of all liens, charges and encumbrances, other than those imposed by the Government of the Republic of Panama as part of the granting of the concessions comprising the Property; and

(h)       to the best of the Optionor's knowledge, information and belief, there are no actual, alleged or potential adverse claims, challenges, suits, actions, prosecutions, investigations or proceedings against or to the ownership of or title to the Property or any portion thereof, nor to the best of the Optionor's knowledge is there any basis therefor.

8.02       The representations and warranties hereinbefore set out are conditions upon which Revelstoke has relied in entering into this agreement and shall survive the exercise of the First Option or Second Option, as the case may be, and the Optionor hereby forever indemnifies and saves Revelstoke harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation or warranty made by it and contained in this agreement.

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9.       REPRESENTATIONS AND WARRANTIES OF REVELSTOKE

9.01       Revelstoke represents and warrants to the Optionor that:

(a)       it has full corporate power and authority to enter into this agreement;

(b)       the entering into of this agreement does not conflict with any applicable laws or with its charter documents nor does it conflict with, or result in a breach of, or accelerate the performance required by any contract or other commitment to which it is party or by which it is bound;

(c)       it is a company in good standing pursuant to the laws of the State of Nevada;

(d)       its authorized share capital consists of 50,000,000 common shares with a par value of $0.001 per common share, of which 37,200,000 common shares are issued and outstanding as of the date of this agreement;

(e)       the price of its common shares is or will be quoted on the OTCBB;

(f)       the shares issued to the Optionor pursuant to this agreement will, when issued, be fully paid and non-assessable shares in the capital of Revelstoke, free and clear of all charges, liens and encumbrances, and shall be free of all restrictions on trading other than those required by law or by any securities regulatory body having jurisdiction over Revelstoke;

(g)       it will use its best efforts to raise not less than $2,000,000 by the sale of shares at a price of not less than $1.00 per share, on or before November 16, 2007; and

(h)       it will incorporate a subsidiary under the laws of the Republic of Panama as soon as is necessary or desirable in order to carry out its obligations hereunder or to hold title to its interest in the Property.

9.02       The representations and warranties hereinbefore set out are conditions upon which the Optionor has relied in entering into this agreement and shall survive the exercise of the First Option or the Second Option, as the case may be, and Revelstoke hereby indemnifies and saves the Optionor harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation or warranty made by it and contained in this agreement.

10.         COVENANTS OF THE OPTIONOR

10.01     The Optionor hereby covenants with and to Revelstoke that:

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(a)       it will, within 30 days following the execution and delivery of this agreement, provide Revelstoke with all of the data and information in its possession or under its control relating to the Optionor's exploration activities on and in the vicinity of the Property; and

(b)       until such time as the First Option, or the Second Option as the case may be, is exercised or otherwise terminates, it will not deal, or attempt to deal with its right, title and interest in and to the Property in any way that would adversely affect the right of Revelstoke to become absolutely vested in up to a 70% undivided interest in and to the Property, free and clear of any liens, charges and encumbrances.

11.         COVENANTS OF REVELSTOKE

11.01     Revelstoke covenants and agrees with the Optionor that until the First Option or the Second Option, as the case may be, is exercised or otherwise terminates it shall:

(a)       carry out and record or cause to be carried out and recorded all such work upon the Property as may be required in order to maintain the Property in good standing at all times;

(b)       keep the Property clear of liens and other charges arising from its operations thereon;

(c)       in the absence of an executed Technical Services Agreement, carry on all operations on the Property in compliance with all applicable governmental regulations and restrictions;

(d)       pay or cause to be paid any rates, taxes, duties, royalties, assessments or fees levied with respect to the Property or Revelstoke's operations thereon;

(e)       in the absence of an executed Technical Services Agreement, indemnify and hold the Optionor harmless from and against any and all liabilities, costs, damages or charges arising from the failure of Revelstoke to comply with the covenants contained in this article or otherwise arising from its operations on the Property;

(f)       allow the Optionor or any duly authorized agent or representative of the Optionor to inspect the Property upon giving Revelstoke 48 hours written notice; PROVIDED HOWEVER that it is agreed and understood that the Optionor or any such agent or representative shall not interfere with Revelstoke's activities on the Property and shall be at his own risk and that Revelstoke shall not be liable for any loss, damage or injury incurred by the Optionor or its agent or representative arising from its inspection of the Property, however caused;

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(g)       in the absence of an executed Technical Services Agreement, allow the Optionor access at all reasonable times and intervals to all factual maps, reports, assay results and other factual technical data prepared or obtained by Revelstoke in connection with its operations on the Property;

(h)       during the currency of the First Option and the Second Option, as the case may be, and in the absence of an executed Technical Services Agreement, prepare and deliver to the Optionor on or before January 31, a comprehensive annual report, setting out the work performed during each 12-month period ending the preceding December 31, together with copies of all material assay results and reports of sub-contractors;

(i)       provide the Optionor with copies of any and all documents filed by Revelstoke with the Government of the Republic of Panama with respect to the Property;

(j)       in the absence of an executed Technical Services Agreement, obtain and maintain or cause any contractor engaged by it hereunder to obtain and maintain, during any period in which active work is carried out hereunder, reasonably adequate insurance; and

(k)       indemnify and save the Optionor, its directors, officers, employees and agents, harmless from and against any claim made with respect to an interest in the Property or an interest in this agreement by Eurogold Mining, Inc.

12.         TERMINATION

12.01     Revelstoke, at any time after it has paid the Optionor $100,000, has issued and delivered 4,000,000 shares to the Optionor and has incurred and paid for Exploration Expenditures of not less than $1,000,000, may terminate this agreement at any time upon giving 30 days' written notice thereof to the Optionor.

12.02     Notwithstanding paragraph 12.01, if Revelstoke fails to make any payment or fails to do any thing on or before the last day provided for such payment or performance under this agreement, the Optionor may terminate this agreement but only if:

(a)       it shall have first given to Revelstoke written notice of the failure containing particulars of the payment which Revelstoke has not made or the act which Revelstoke has not performed; and

(b)       if the notice relates to a cash payment to the Optionor, Revelstoke has not made such payment within five business days following delivery of the Optionor's notice; or

(c)       in every other case, Revelstoke has not within 30 days following delivery of the Optionor's notice given notice to the Optionor that it has cured such failure or commenced proceedings to cure such failure by appropriate performance (Revelstoke hereby agreeing that should it so commence to cure any failure it will prosecute the same to completion without undue delay).

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12.03     Should Revelstoke fail to make the payment contemplated in sub-paragraph 12.02(b) within the said five business days, this agreement shall be deemed to have terminated on the day following the last day provided for the payment the failure of which by Revelstoke caused the Optionor to issue the notice referred to in subparagraph 12.02(a) hereof.

12.04     Should Revelstoke fail to deliver the notice provided for in sub-paragraph 12.02(c) within the said 30 days, this agreement shall be deemed to have terminated on the day following the last day provided for the performance the failure of which by Revelstoke caused the Optionor to issue the notice referred to in subparagraph 12.02(a) hereof.

12.05     Upon termination of this agreement under this article 12, Revelstoke:

(a)       shall cause the Property to be maintained in good standing for a period of at least 12 months from the date of termination;

(b)       shall deliver to the Optionor, within 60 days of the effective date of termination, copies of all factual maps, reports, assay results and other factual data and documentation in its possession relating to its operations on the Property;

(c)       forfeits any and all interest in the Property hereunder and shall cease to be liable to the Optionor in debt, damages or otherwise save for the performance of those of its obligations which were not satisfied on the effective date of termination and which otherwise survive the termination of this agreement; and

(d)       shall vacate the Property within a reasonable time after such termin-ation, but shall have the right of access to the Property for a period of six months thereafter for the purpose of removing its chattels, machinery, equipment and fixtures therefrom.

13.         INDEPENDENT ACTIVITIES

13.01     Except as expressly provided herein, each party shall have the free and unrestricted right to independently engage in and receive the full benefit of any and all business endeavours of any sort whatsoever, whether or not competitive with the endeavours contemplated herein without consulting the other or inviting or allowing the other to participate therein. No party shall be under any fiduciary or other duty to the other which will prevent it from engaging in or enjoying the benefits of competing endeavours within the general scope of the endeavours contemplated herein. The legal doctrines of "corporate opportunity" sometimes applied to persons engaged in a joint venture or having fiduciary status shall not apply in the case of any party. In particular, without limiting the foregoing, no party shall have an obligation to any other party as to:

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(a)       any opportunity to acquire, explore and develop any mining property, interest or right presently owned by it or offered to it outside the Property at any time; and

(b)       the erection of any mining plant, mill, smelter or refinery, whether or not such mining plant, mill, smelter or refinery treats ores or concentrates from the Property.

14.         CONFIDENTIALITY OF INFORMATION

14.01     Except as otherwise provided in this paragraph, both parties shall treat all data, reports, records and other information relating to this agreement and the Property as confidential. The text of any news release or any other public statements, other than those required by law or regulatory bodies or stock exchanges, which a party desires to make shall be sent to the other party for its comments prior to publication and shall not include references to the other party unless such party has given its prior consent in writing, such consent not to be unreasonably withheld. The text of any disclosure which a party is required to make by law, by regulatory bodies or stock exchanges shall be sent to the other party prior to filing in order that the other party may have the opportunity to comment thereon. For all public disclosure, whether required to be made or not, any reasonable changes requested by the non-disclosing party shall be incorporated into the disclosure document.

15.         ARBITRATION

15.01     If there is any disagreement, dispute or controversy (hereinafter collectively called a "dispute") between the parties with respect to any matter arising under this agreement or the construction hereof, then the dispute shall be determined by arbitration in accordance with the following procedures:

(a)       the parties to the dispute shall appoint a single mutually acceptable arbitrator. If the parties cannot agree upon a single arbitrator, then the party on one side of the dispute shall name an arbitrator, and give notice thereof to the party on the other side of the dispute;

(b)       the party on the other side of the dispute shall within 14 days of the receipt of notice, name an arbitrator; and

(c)       the two arbitrators so named shall, within seven days of the naming of the later of them, name a third arbitrator.

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If the party on either side of the dispute fails to name its arbitrator within the allotted time, then the arbitrator named may make a determination of the dispute. Except as expressly provided in this paragraph, the arbitration shall be conducted in Vancouver, B.C. and in accordance with the Commercial Arbitration Act (British Columbia). The decision shall be made within 30 days following the naming of the latest of them, shall be based exclusively on the advancement of exploration, development and production work on the Property and not on the financial circumstances of the parties, and shall be conclusive and binding upon the parties. The costs of arbitration shall be borne equally by the parties to the dispute unless otherwise determined by the arbitrator(s) in the award.

16.         DELAYS

16.01     If any party should be delayed in or prevented from performing any of the terms, covenants or conditions of this agreement by reason of a cause beyond the control of such party, whether or not foreseeable, including fires, floods, earthquakes, subsidence, ground collapse or landslides, interruptions or delays in transportation or power supplies, First Nations land claims and blockades, strikes, lockouts, wars, acts of God, government regulation (including currency control) or interference or the inability to secure on reasonable terms any private or public permits or authorizations, then any such failure on the part of such party to so perform shall not be deemed to be a breach of this agreement and the time within which such party is obliged to comply with any such term, covenant or condition of this agreement shall be extended by the total period of all such delays. In order that the provisions of this article may become operative, such party shall give notice in writing to the other party, forthwith and for each new cause of delay or prevention and shall set out in such notice particulars of the cause thereof, and the day upon which the same arose, and shall take all reasonable steps to remove the cause of such delay or prevention, and shall give like notice forthwith following the date that such cause ceased to subsist.

17.         ASSIGNMENT

17.01     Either party may at any time dispose of all or any part of its interest in and to the Property and this agreement to any third party (the "Assignee") provided that the Assignee shall, prior to and as a condition precedent to such disposition, deliver to the non-assigning party its covenant with and to the non-assigning party that:

(a)       to the extent of the disposition, the Assignee agrees to be bound by the terms and conditions of this agreement as if it had been an original party hereto; and

(b)       it will subject any further disposition of the interest acquired to the restrictions contained in this paragraph;

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AND FURTHER PROVIDED THAT the non-assigning party shall have given its prior written consent to such disposition, such consent not to be unreasonably withheld or delayed.

18.         NOTICES

18.01     Any notice, election, consent or other writing required or permitted to be given hereunder shall be deemed to be sufficiently given if delivered or if mailed by registered air mail or by fax, addressed as follows:

In the case of the Optionor:

PETAQUILLA MINERALS LTD.
#410 - 475 W. Georgia Street
Vancouver, B.C. V6B 4M9
Attention: President
Fax No: (604) 694-0063

With a copy to:

VECTOR CORPORATE FINANCE LAWYERS
Barristers and Solicitors
Suite 1040, 999 West Hastings Street
Vancouver, BC V6C 2W2
Attention: Graham H. Scott
Fax No: (604) 683-2643

In the case of Revelstoke:

REVELSTOKE INDUSTRIES, INC.
1081 Kent Street
White Rock, BC V4B 4T2
Attention: President
Fax No: (604) ▪

With a copy to:

Lang Michener LLP
Suite 1500, 1055 West Georgia Street
Vancouver, BC V6E 4N7
Attention: Thomas J. Deutsch
Fax No: (604) 893-2679

and any such notice given as aforesaid shall be deemed to have been given to the parties hereto if delivered, when delivered, or if mailed, on the third business day following the date of mailing, or, if faxed, on the next succeeding business day following the faxing thereof PROVIDED HOWEVER that during the period of any postal interruption in either the country of mailing or the country of delivery, any notice given hereunder by mail shall be deemed to have been given only as of the date of actual delivery of the same. Any party may from time to time by notice in writing change its address for the purpose of this paragraph.

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19.         GENERAL TERMS AND CONDITIONS

19.01     The parties hereto hereby covenant and agree that they will execute such further agreements, conveyances and assurances as may be requisite, or which counsel for the parties may deem necessary to effectually carry out the intent of this agreement, including the execution of such agreements as may be necessary to comply with the applicable laws of the Republic of Panama.

19.02     This agreement shall represent the entire understanding between the parties with respect to the subject matter hereof and replaces and supersedes all prior agreements and understandings between them with respect to the Property. In particular, upon the execution and delivery of this agreement, that agreement dated May 8, 2006, between the Optionor and Revelstoke's predecessor in interest shall automatically terminate. No representations or inducements have been made save as herein set forth. No changes, alterations, or modifications of this agreement shall be binding upon either party until and unless a memorandum in writing to such effect shall have been signed by both parties hereto.

19.03     The titles to the articles to this agreement shall not be deemed to form part of this agreement but shall be regarded as having been used for convenience of reference only.

19.04     The schedules to this agreement shall be construed with and form an integral part of this agreement to the same extent as if they were set forth verbatim herein.

19.05     All references to dollar amounts contained in this agreement are references to United States funds.

19.06     This agreement will be exclusively governed by, and interpreted and construed in accordance with, the laws prevailing in the Province of British Columbia, without reference to its jurisprudence regarding conflict of laws. To the extent that any party to this agreement seeks a remedy from a court, the parties irrevocably and unconditionally attorn to the exclusive jurisdiction of the courts of the Province of British Columbia and all courts having appellate jurisdiction thereover.

16

19.07     This agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

19.08     This agreement may be signed by the parties hereto in as many counterparts as may be necessary and, if required, by facsimile, each of which so signed being deemed to be an original, and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution will be deemed to bear the date as set forth on the front page of this agreement.

               IN WITNESS WHEREOF this agreement has been executed by the parties hereto as of the day and year first above written.

The COMMON SEAL of PETAQUILLA MINERALS LTD. was hereunto affixed in the presence of: /s/ Michael Levy MICHAEL LEVY	) ) ) ) ) ) ) ) )	c/s

The COMMON SEAL of REVELSTOKE INDUSTRIES, INC. was hereunto affixed in the presence of: /s/ Marcus Johnson MARCUS JOHNSON	) ) ) ) ) ) ) ) )	c/s

This is page 16 of that certain agreement dated November 16, 2006, between PETAQUILLA MINERALS LTD. of the first part and REVELSTOKE INDUSTRIES, INC. of the second part.

SCHEDULE "A"

TO THAT PROPERTY OPTION AGREEMENT MADE AS OF NOVEMBER 16, 2006, BETWEEN PETAQUILLA MINERALS LTD. OF THE FIRST PART AND REVELSTOKE INDUSTRIES, INC. OF THE SECOND PART

THE "PROPERTY"

NAME OF CONCESSION	AREA (SQ. KM.)	EXPIRY DATE
San Juan Zona 1	24
San Juan Zona 2	12
San Juan Zona 3	10
San Juan Zona 4	12
San Juan Zona 5	54

SCHEDULE "B"

TO THAT CERTAIN AGREEMENT MADE AS OF NOVEMBER 16, 2006, BETWEEN PETAQUILLA MINERALS LTD. OF THE FIRST PART AND REVELSTOKE INDUSTRIES, INC. OF THE SECOND PART

SAN JUAN PROPERTY

JOINT VENTURE AGREEMENT

I N D E X

APPENDIX I: APPENDIX II	Accounting Procedure Net Proceeds of Production

THIS AGREEMENT made the ____ day of _____________, 20__,

BETWEEN:

PETAQUILLA MINERALS LTD., a company duly incorporated under the laws of the Province of British Columbia and having its head office at 410-475 West Georgia Street, Vancouver, B.C., V6B 4M9

(hereinafter referred to as "Petaquilla")

OF THE FIRST PART,

AND:

REVELSTOKE INDUSTRIES, INC. , a company duly incorporated under the laws of the State of Nevada and having its head office at 1081 Kent Street, White Rock, B.C., V4B 4T2

(hereinafter referred to as "Revelstoke")

OF THE SECOND PART.

1.                    INTERPRETATION

1.01                    In this Agreement the following words, phrases and expressions shall have the following meanings:

(a)       "Accounting Procedure" means the procedure attached to this Agreement as Appendix I.

(b)       "Affiliate" shall have the meaning attributed to it in the Canada Business Corporations Act, as amended.

(c)       "Assets" means all tangible and intangible goods, chattels, improvements or other items including, without limiting generality, land, buildings, and equipment but excluding the Property, acquired for or made to the Property under the Head Agreement or this Agreement in connection with the Mining Operations.

(d)       "Completion Date" means the date determined by the Management Committee on which it is demonstrated to the satisfaction of the Management Committee that the preparing and equipping of the Mine is complete and is the date on which commercial production commences.

(e)       "Construction" means every kind of work carried out during the Construction Period by the Operator in accordance with the Feasibility Report and Production Notice related thereto, as approved by the Management Committee.

(f)       "Construction Period" means, unless the Production Notice is subsequently withdrawn, the period beginning on the date a Production Notice is given and ending on the Completion Date.

(g)       "Costs" means, except as to Prior Exploration Costs, all items of outlay and expense whatsoever, direct or indirect, with respect to Mining Operations, recorded by the Operator in accordance with this Agreement and shall include all obligations and liabilities incurred or to be incurred with respect to the protection of the environment such as future decommissioning, reclamation and long-term care and monitoring, even if not then due and payable so long as the amounts can be estimated with reasonable accuracy, and whether or not a mine reclamation trust fund has been established. Without limiting generality, the following categories of Costs shall have the following meanings:

(i)       "Construction Costs" means those Costs recorded by the Operator during the Construction Period, including, without limiting generality, the Operator's fee contemplated in article 11;

(ii)      "Exploration Costs" means those Costs recorded by the Operator during the Exploration Period, including, without limiting generality, the Operator's fee contemplated in article 11;

(iii)     "Mine Costs" means Construction Costs and Operating Costs;

(iv)      "Operating Costs" means those Costs recorded by the Operator subsequent to the Completion Date, including, without limiting generality, the Operator's fee contemplated in article 11; and

(v)       "Prior Exploration Costs" means the deemed Expenditures of the parties under paragraph 7.09.

(h)       "Exploration Period" means the period beginning the Operative Date and ending the date a Production Notice is given and Construction Costs are fully committed.

(i)       "Feasibility Report" means a detailed report, in form and substance sufficient for presentation to arm's length institutional lenders considering project financing, showing the feasibility of placing any part of the Property into commercial production as a Mine and shall include a reasonable assessment of the various categories of ore reserves and their amenability to metallurgical treatment, a complete description of the work, equipment and supplies required to bring such part of the Property into commercial production and the estimated cost thereof, a description of the mining methods to be employed and a financial appraisal of the proposed operations and including at least the following:

(i)       a description of that part of the Property to be covered by the proposed Mine;

(ii)      the estimated recoverable reserves of Minerals and the estimated composition and content thereof;

(iii)      the proposed procedure for development, mining and production;

(iv)       results of ore amenability treatment tests (if any);

(v)       the nature and extent of the facilities proposed to be acquired, which may include mill facilities if the size, extent and location of the ore body makes such mill facilities feasible, in which event the study shall also include a preliminary design for such mill;

(vi)      the total costs, including capital budget, which are reasonably required to purchase, construct and install all structures, machinery and equipment required for the proposed Mine, including a schedule of timing of such requirements;

(vii)     all environmental impact studies and costs of implementation;

(viii)    the period in which it is proposed the Property shall be brought to commercial production; and

(ix)      such other data and information as are reasonably necessary to substantiate the existence of an ore deposit of sufficient size and grade to justify development of a mine, taking into account all relevant business, tax and other economic considerations including a cost comparison between purchasing or leasing and renting of facilities and equipment required for the operation of the Property as a Mine.

(j)       "Head Agreement" means the property option agreement between Petaquilla and Revelstoke, dated November 16, 2006.

(k)       "Interest" means an undivided beneficial percentage interest in the Property, the Assets and any Mine, calculated, during the Exploration Period, according to article 7 and subsequent to the Exploration Period according to article 10.

(l)       "Joint Operation" shall have the meaning attributed to it in paragraph 2.01.

(m)       "Management Committee" means the committee established pursuant to article 4.

(n)       "Mine" means the workings established and Assets acquired, including, without limiting generality, development headings, plant and concentrator installations, infrastructure, housing, airport and other facilities in order to bring the Property into commercial production in accordance with the Production Notice.

(o)       "Minerals" means any and all ores (and concentrates derived therefrom) and minerals, precious and base, metallic and non-metallic, in, on or under the Property which may lawfully be explored for, mined and sold.

(p)       "Mining Operations" means every kind of work done by the Operator:

(i)       on or in respect of the Property in accordance with a Program or Production Notice or Operating Plan; or

(ii)       if not provided for in a Program or Production Notice or Operating Plan, unilaterally and in good faith to maintain the Property in good standing, to prevent waste or to otherwise discharge any obligation which is imposed upon it pursuant to this Agreement and in respect of which the Management Committee has not given it directions;

including, without limiting generality, investigating, prospecting, exploring, developing, property maintenance, preparing reports, estimates and studies, designing, equipping, improving, surveying, construction and mining, milling, concentrating, rehabilitation, reclamation, and environmental protection.

(q)       "Net Proceeds of Production" shall have the meaning attributed to it in Appendix II.

(r)       "Operating Plan" means the annual plan of Mining Operations submitted pursuant to paragraph 14.02.

(s)       "Operative Date" means the date upon which this Agreement becomes effective.

(t)       "Operator" means the party appointed as the Operator in accordance with article 5.

(u)       "Participant" means a party that is contributing to Exploration Costs or Mine Costs, as the case may be.

(v)       "party" or "parties" means the parties to this Agreement and their respective successors and permitted assigns which become parties pursuant to this Agreement.

(w)       "Prime Rate" means the rate of interest stated by the ________ Bank, Main Branch, Vancouver, British Columbia, as being charged by it on Canadian Dollar demand loans to its most creditworthy domestic commercial customers.

(x)       "Production Notice" means a notice which is given to each of the parties pursuant to paragraph 9.02.

(y)       "Program" means the work plan and budget of Mining Operations conducted during the Exploration Period and adopted pursuant to paragraph 7.02.

(z)       "Property" means the mineral properties that become subject to this Agreement on the Operative Date, any additional mineral properties that become part of the Property pursuant to this Agreement, the Minerals thereon, all information obtained from Mining Operations and those rights and benefits appurtenant to the Property that are acquired for the purpose of conducting Mining Operations.

(aa)     "Proportionate Share" means that share which is equal to a party's percentage Interest.

(bb)     "Simple Majority" means a decision made by the Management Committee by more than 50 percent of the votes represented and entitled to be cast at a meeting thereof.

(cc)     "Special Majority" means a decision made by the Management Committee by more than 75 percent of the votes represented and entitled to be cast at a meeting thereof.

(dd)     "$" means United States Dollars.

1.02                    The words "article", "paragraph", "subparagraph", "herein" and "hereunder" refer to this Agreement. The words "this Agreement" include every Schedule or Appendix attached hereto but exclude the Head Agreement.

1.03                    The captions and the emphases of the defined terms have been inserted for convenience and do not define the scope of any provision.

2.                    FORMATION OF THE JOINT VENTURE

2.01                    The parties hereby agree to associate and participate in a joint operation (herein called the "Joint Operation") for the purpose of exploring the Property and, if deemed warranted, bringing the Property or a portion thereof into commercial production by establishing and operating a Mine.

2.02                    Except as expressly provided in this Agreement, each party shall have the right independently to engage in and receive full benefits from business activities, whether or not competitive with the Joint Operation, without consulting any other party. The doctrines of "corporate opportunity" or "business opportunity" shall not be applied to any other activity, venture or operation of any party and no party shall have any obligation to another party with respect to any opportunity to acquire any assets outside of the Property at any time, or within the Property after the termination of this Agreement. Unless otherwise agreed in writing, no party shall have any obligation to mill, beneficiate or otherwise treat any Minerals or any other party's share of Minerals in any facility owned or controlled by such party.

3.                    INTERESTS

3.01                    Except as otherwise provided herein, the parties shall bear all Costs and all liabilities arising under this Agreement and shall own the Property, the Assets and any Mine all in proportion to their respective Interests.

3.02       On the Operative Date the respective Interests of the parties shall be as follows:

(a)       If Revelstoke has exercised only the First Option under the Head Agreement:

Petaquilla                 40%

Revelstoke               60%;

(b)       If Revelstoke has exercised both the First Option and the Second Option under the Head Agreement:

Petaquilla                 30%

Revelstoke               70%.

4.                    MANAGEMENT COMMITTEE

4.01                    A Management Committee shall be established on or forthwith after the Operative Date. Except as herein otherwise provided, the Management Committee shall make all decisions in respect of Mining Operations.

4.02                    Each party owning an Interest shall forthwith appoint one representative and one alternate representative to the Management Committee. The alternate representative may act for a party's representative in his absence.

4.03                    The Operator shall call a Management Committee meeting at least once every 12 months, and, in any event within 14 days of being requested to do so by any representative.

4.04                    The Operator shall give notice, specifying the time and place of, and the agenda for, the meeting to all representatives at least seven days before the time appointed for the meeting. Unless otherwise agreed to by the Management Committee, all meetings of the Management Committee shall be held in Vancouver, British Columbia. Each agenda for a meeting shall include the consideration and approval of the minutes of the immediately preceding meeting of the Management Committee.

4.05                    Notice of a meeting shall not be required if representatives of all of the parties are present and unanimously agree upon the agenda.

4.06                    A quorum for any Management Committee meeting shall be present if a representative of each of the parties holding an Interest is present. If a quorum is present at the meeting, the Management Committee shall be competent to exercise all of the authorities, powers and discretions herein bestowed upon it hereunder. The Management Committee shall not transact any business at a meeting unless a quorum is present at the commencement of the meeting. If a quorum is not present within 30 minutes following the time appointed for the commencement of the Management Committee meeting, the meeting shall be automatically re-scheduled for the same time of day and at the same place five business days later, and the Operator shall be under no obligation to give any party notice thereof. A quorum shall be deemed to be present at such re-scheduled meeting for all purposes under this Agreement if at least one representative is present, and a party or parties holding not less than 25% in Interest is or are represented. A representative may attend and vote at a meeting of the Management Committee by telephone conference call in which each representative may hear, and be heard by, the other representatives.

4.07                    The Management Committee shall decide every question submitted to it by a vote with each representative being entitled to cast that number of votes which is equal to its party's Interest percentage. Other than as is expressly set out herein to the contrary, the Management Committee shall make decisions by Simple Majority. In the event of a tied vote, the chairman shall have a casting vote in addition to the votes to which the chairman is entitled to cast as the representative of a party.

4.08                    The representative and alternate representative of the Operator shall be the chairman and secretary, respectively, of the Manage-ment Committee meeting.

4.09                    The secretary of the Management Committee meeting shall take minutes of that meeting and circulate copies thereof to each represent-ative within a reasonable time following the termination of the meeting, and in any event no later than the time of delivery of the notice of the next following meeting of the Management Committee.

4.10                  The Management Committee may make decisions by obtaining the consent in writing of the representatives of all parties. Any decision so made shall be as valid as a decision made at a duly called and held meeting of the Management Committee.

4.11                  Management Committee decisions made in accordance with this Agreement shall be binding upon all of the parties.

4.12                  Each party shall bear the expenses incurred by its representative and alternate representative in attending meetings of the Management Committee.

4.13                  The Management Committee may, by agreement of the representatives of all the parties, establish such other rules of procedure, not inconsistent with this Agreement, as the Management Committee deems fit.

4.14                  Reference in this section to the "parties" shall apply during the Exploration Period. After the date of a Production Notice this section shall be read as if the word "Participant" appeared wherever the word "party" appears.

5.                    OPERATOR

5.01                    Petaquilla shall act as Operator for so long as its Interest is 30% or more. If Petaquilla's Interest is less than 30%, the Management Committee shall select a party, if such party so consents, to be the Operator.

5.02                    The party acting as Operator may resign as Operator on at least 90 days' notice to all the parties.

5.03                    The Management Committee may, by Special Majority, remove the party acting as Operator, effective the date designated by the Management Committee if:

(a)       that party makes an assignment for the benefit of its creditors, or consents to the appointment of a receiver for all or substantially all of its property, or files a petition in bankruptcy or is adjudicated bankrupt or insolvent; or

(b)       a court order is entered without that party's consent:

(i)       appointing a receiver or trustee for all or substantially all of its property; or

(ii)       approving a petition in bankruptcy or for a reorganization pursuant to the applicable bankruptcy legislation or for any other judicial modification or alteration of the rights of creditors; or

(c)       the Operator is in default under this Agreement and fails to cure such default, or to commence bona fide curative measures, within 30 days of receiving notice of the default from a non-Operator;

(d)       the Operator fails to meet any of its obligations pursuant to paragraph 6.04; or

(e)       the Operator undergoes a change in "Control" (as hereinafter defined).

5.04                    In paragraph 5.03, "Control" means the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of the Operator through (i) the legal or beneficial ownership of voting securities; (ii) the right to appoint managers, directors or corporate management; (iii) contract; (iv) operating agreement; (v) voting trust; or otherwise.

5.05                    If a party resigns or is removed as Operator, the Management Committee (the representative of the former Operator not being entitled to vote on the resolution) shall thereupon select another party to become the Operator effective the date established by the Management Committee.

5.06                    The new Operator shall assume all of the rights, duties, liabilities and status of the previous Operator as provided in this Agreement. The new Operator shall have no obligation to hire any employees of the former Operator resulting from this change of Operator.

5.07                    Upon ceasing to be Operator, the former Operator shall forth-with deliver to the new Operator custody of all Assets, Property, books, records, and other property both real and personal which it prepared or maintained in its capacity as Operator.

5.08                    If the Operator resigns or is removed and no other party consents to act as Operator, the Joint Operation shall be terminated and the party which was the Operator may, if it consents to act, continue to act as Operator to effect the termination and the other parties shall be obligated to fund their respective Proportionate Shares of the Costs incurred.

6.                    RIGHTS, DUTIES AND STATUS OF OPERATOR

6.01                    The Operator in its operations hereunder shall be deemed to be an independent contractor. The Operator shall not act or hold itself out as agent for any of the parties nor make any commitments on behalf of any of the parties unless specifically permitted by this Agreement or directed in writing by a party.

6.02                    Subject to any specific provision of this Agreement and subject to it having the right to reject any direction on reasonable grounds by virtue of its status as an independent contractor, the Operator shall perform its duties hereunder in accordance with the directions of the Management Committee and in accordance with this Agreement.

6.03                    The Operator shall manage and carry out Mining Operations substantially in accordance with Programs, Feasibility Reports and Production Notices, Operating Plans, Mine Maintenance Plans and Mine Closure Plans adopted by the Management Committee and in connection therewith shall, in advance if reasonably possible, notify the Manage-ment Committee of any change in Mining Operations which the Operator considers material and if it is not reasonably possible, the Operator shall notify the Management Committee so soon thereafter as is reason-ably possible.

6.04                    The Operator shall have the sole and exclusive right and authority to manage and carry out all Mining Operations in accordance herewith and to incur the Costs required for that purpose. In so doing the Operator shall:

(a)       comply with the provisions of all agreements or instruments of title under which the Property or Assets are held;

(b)       pay all Costs properly incurred promptly as and when due;

(c)       keep the Property and Assets free of all liens and encum-brances (other than those, if any, in effect on the Operative Date, those the creation of which is permitted pursuant to this Agreement, or builder's or mechanic's liens) arising out of the Mining Operations and, in the event of any lien being filed as aforesaid, proceed with diligence to contest or discharge the same;

(d)       with the approval of the Management Committee prosecute claims and, where a defence is available, defend litigation arising out of the Mining Operations, provided that any Participant may join in the prosecution or defence at its own expense;

(e)       subject to paragraph 20.06, perform such assessment work or make payments in lieu thereof and pay such rentals, taxes or other payments and do all such other things as may be necessary to maintain the Property in good standing, including, without limiting generality, staking and restaking mining claims, and applying for licenses, leases, grants, concessions, permits, patents and other rights to and interests in the Minerals;

(f)       maintain books of account in accordance with the Accounting Procedure, provided that the judgment of the Operator as to matters related to the accounting, for which provision is not made in the Accounting Procedure, shall govern if the Operator's accounting practices are in accordance with accounting principles generally accepted in the mining industry in Canada;

(g)       perform its duties and obligations hereunder in a sound and workmanlike manner, in accordance with sound mining and engineering practices and other practices customary in the Canadian mining industry, and in substantial compliance with all applicable federal, provincial, Territorial and municipal laws, by-laws, ordinances, rules and regulations and this Agreement;

(h)       prepare and deliver the reports provided for in paragraph 21.02; and

(i)       have such additional duties and obligations as the Management Committee may from time to time determine.

7.                    EXPLORATION PROGRAMS

7.01                    The Operator shall prepare draft Programs for consideration by the Management Committee. Unless otherwise agreed to by a Special Majority, each Program shall cover a calendar year. The draft Program shall contain a state-ment in reasonable detail of the proposed Mining Operations, estimates of all Exploration Costs to be incurred and an estimate of the time when they will be incurred, and shall be delivered to each Participant by no later than 60 days prior to the period to which the draft Program relates. Each draft Program shall be accompanied by such reports and data as are reasonably necessary for each party to evaluate and assess the results from the Program for the then current year and, to the extent not previously delivered, from earlier Programs.

7.02                    The Management Committee shall review the draft Program prepared and, if it deems fit, adopt the Program with such modifications, if any, as the Management Committee deems necessary. The Operator shall be entitled to an allowance for a Cost overrun of 10 percent in addition to any budgeted Exploration Costs and any Costs so incurred shall be deemed to be included in the Program, as adopted.

7.03                    The Operator shall forthwith submit the adopted Program to the parties. Each party may, within 30 days of receipt of the Program, give notice to the Operator committing to contribute its Proportionate Share of the Exploration Costs for that Program. A party which fails to give that notice within the 30 day period shall be deemed to have elected not to contribute to that Program.

7.04                    If any party elected not to contribute to a Program, the amounts to be contributed by the parties who elected to contribute shall be increased pro rata, subject to the right of any of them to elect, prior to the commencement of the Program, not to contribute more than its Proportionate Share. If one or more party so elects to contribute no more than its Proportionate Share and the other parties do not elect to contribute pro rata to the resulting shortfall, the Operator shall in good faith revise the Program and Budget such that the technical objectives of the original Program are retained to the extent that is reasonably practicable given the reduced contributions to Costs. The Operator shall, within 15 days following the end of the 30-day period set out in paragraph 7.03, deliver to each party a copy of the said revised Program which, if the budget contemplates Costs of at least 80% of those contemplated in the original adopted Program, shall then be deemed for all purposes under this Agreement to be the adopted Program . If the budget for the revised Program contemplates Costs of less than 80% of those contemplated in the original adopted Program, the revised Program shall be re-submitted to the Management Committee as a draft Program pursuant to paragraph 7.01, and the procedure set out in paragraph 7.01 to 7.04 inclusive shall be repeated.

7.05                    The Operator shall be entitled to invoice each Participant:

(a)       no more frequently than monthly, for its Proportionate Share of Exploration Costs incurred and paid by the Operator in carrying out a Program; or

(b)       not more than 60 days in advance of requirements, for an advance of that Participant's Proportionate Share of Exploration Costs estimated to be incurred and paid by the Operator in carrying out a Program.

Each invoice shall be signed by a financial officer of the Operator. Each Participant shall pay to the Operator the amount invoiced within 30 days of receipt of the invoice. If a Participant protests the correctness of an invoice it shall nevertheless be required to make the payment.

7.06                    If any Participant, after having committed to contribute pursuant to paragraph 7.03, fails to pay an invoice within the 30-day period referred to in paragraph 7.05 the Operator may by notice demand payment. If no payment is made within the period of 30 days next succeeding the receipt of the demand notice, that Participant shall be deemed to have forfeited its right to contribute to any further Costs under this Agreement and it shall be deemed to have elected not to contribute to each Program subsequently conducted and to any Production Notice, and accordingly, shall have its Interest reduced in the manner contemplated in paragraphs 7.09 and 10.02(b).

7.07                    The Operator shall expend all monies advanced by a Parti-cipant ratably with the advances of the other Participants. If the Operator suspends or prematurely terminates a Program, any funds advanced by a Participant in excess of that Participant's Proportionate Share of Exploration Costs incurred prior to the suspension or premature termination shall be refunded within 60 days of the suspension or premature termination. Unless approved unanimously by the Management Committee, the Operator shall be exclusively liable for the payment of all Costs incurred in excess of 110 percent of any budgeted Exploration Costs.

7.08                    Unless otherwise directed by the Management Committee, the Operator may suspend or terminate prematurely any Program when the Operator, in good faith, considers that conditions are not suitable for the proper continuation or completion of the Program or the results obtained to that time eliminate or substantially impair the technical rationale on which the Program was based. If any Program is altered, suspended or terminated premature-ly so that the Exploration Costs incurred on that Program as altered, suspended or terminated are less than 80 percent of the Exploration Costs set out in the adopted Program, any party which elected not to contribute to that Program shall be given notice of the alteration, suspension or termination by the Operator and shall be entitled to contribute its Proportionate Share of the Exploration Costs incurred on that Program by payment thereof to the Operator within 30 days after receipt of the notice, but shall not be entitled to review the results of the Program until it has made full payment. If payment is not made by that party within the 30 days afore-said it shall forfeit its right to contribute to that Program without a demand for payment being required to be made thereafter by the Manage-ment Committee. If payment is made by that party within the 30 days as aforesaid, the Operator shall distribute the payment to the original Participants pro rata according to their respective contributions to the Program, and shall deliver to the new Participant copies of all data previously delivered to the other Participants with respect to that Program

7.09                    If a party elected not to contribute to the Exploration Costs of any Program the Interest of that party shall be decreased on a straight-line basis and the Interest of each Participant contributing in excess of its Proportionate Share of the Exploration Costs shall be increased so that, subject to paragraph 7.10, at all times during the Exploration Period the Interest of each party will be that percentage which is equivalent to its Exploration Costs and Prior Exploration Costs expressed as a percentage of the Exploration Costs and Prior Exploration Costs of all parties. Notwithstanding the foregoing but subject to paragraph 7.10 hereof, the party whose Interest has been reduced (other than a party who has forfeited the right to contribute pursuant to paragraph 7.06) shall be entitled to receive details of and to contribute to future Programs to the extent of its then Interest. On the Operative Date, the parties' respective Interests and Prior Exploration Costs shall be deemed to be as follows:

(a)       if Revelstoke has exercised only the First Option under the Head Agreement:

	Prior Exploration Costs	Interest
Petaquilla	US$4,000,000	40%
Revelstoke	US$6,000,000	60%

(b)       if Revelstoke has exercised both the First Option and the Second Option under the Head Agreement:

	Prior Exploration Costs	Interest
Petaquilla	US$3,857,143	30%
Revelstoke	US$9,000,000	70%

7.10                    If the effect of the application of paragraph 7.09 is to reduce the Interest of any party to less than 10%, such party shall then be deemed to have assigned and conveyed its Interest to the Participants, if more than one then in proportion to their respective Interests, and shall be entitled to receive as its sole remuneration and benefit in consideration of that assignment and conveyance, by way of royalty, 5% of Net Proceeds of Production, subject to adjustment as provided in paragraph 7.12.

7.11                    If the Operator fails to submit a draft Program or a revised Program by the date set out in this Agreement, the following shall apply:

(a)       the Operator shall not be entitled to submit a draft Program or revised Program for the subject period;

(b)       any Participant other than the Operator whose Interest is not less than 20% may, within 15 days following the date by which the Operator's draft Program or revised Program was due, submit a draft Program (the "Non-Operator's Program") for the subject period for consideration by the Management Committee;

(c)       the Management Committee shall review the Non-Operator's Program and, if it deems fit (the Operator not being entitled to vote with respect thereto), adopt the Non-Operator's Program with such modifications, if any, as the Management Committee deems necessary; the adopted Program shall then be submitted to the parties pursuant to paragraph 7.03;

(d)       If the Operator is a party and elects to contribute to the Non-Operator's Program, it shall remain as the Operator for the duration of the Non-Operator's Program.

(e)       if the Operator is a party and elects not to contribute to the Non-Operator's Program, it shall cease to be the Operator for the duration of the Non-Operator's Program, and the Management Committee shall appoint another party as Operator (the former Operator not being entitled to vote with respect thereto);

(f)       following the completion of the Non-Operator's Program the former Operator shall, subject to the provisions of paragraph 5.01, automatically become the Operator.

7.12                    Each of Revelstoke and Petaquilla hereby agree that the maximum royalty to which it and its assigns shall be collectively entitled pursuant to this Agreement is 5% of Net Proceeds of Production. For example, if:

(a)       Petaquilla assigns a part of its Interest to a third party pursuant to this Agreement, and

(b)       Petaquilla then becomes entitled to receive 5% of Net Proceeds of Production pursuant to paragraph 7.10 or subparagraph 10.02(b); and

(c)       the said third party then also becomes entitled to receive 5% Net Proceeds of Production pursuant to paragraph 7.10 or subparagraph 10.02(b),

then Petaquilla and such third party shall collectively be entitled to receive 5 % of Net Proceeds of Production, allocated between them on a proportionate basis based upon the respective Prior Exploration Costs and Exploration Costs of each of Petaquilla and such third party at the time that the assignment and conveyance of its Interest took place.

8.                    FEASIBILITY REPORT

8.01                    Except as provided in paragraph 8.02, a Feasibility Report shall only be prepared with the approval of the Management Committee. The Operator shall provide copies of the completed Feasibility Report to each of the parties forthwith upon receipt, together with copies of all of the latest technical data and information generated or received by the Operator from the immediately preceding Program and not contained in the Feasibility Report.

8.02                    Notwithstanding the provisions of paragraph 8.01, if a party (the "Proponent") is of the view that a Feasibility Report should be prepared, such party shall give notice thereof to the Operator and the Operator shall call a Management Committee meeting to consider the matter. If the Management Committee fails to approve the preparation of the Feasibility Report supported by the Proponent, the Proponent may, either alone or with other parties, at its or their sole cost, prepare a Feasibility Report. If such Feasibility Report indicates that production from the Property would be profitable to the Proponent, the Proponent shall deliver the Feasibility Report to the Operator who shall then call a Management Committee meeting to consider the Proponent's Feasibility Report. If the Management Committee adopts the Feasibility Report, the non-contributing parties may either pay the Proponent an amount equal to 150% of their respective proportionate costs of the preparation of the Feasibility Report, or shall suffer reduction of their respective Interests pursuant to paragraph 7.09. Upon the adoption by the Management Committee of the Proponent's Feasibility Report, it shall become a Feasibility Report for all purposes hereunder.

8.03                    The parties shall meet at reasonable intervals and times to review the Feasibility Report and discuss whether the establishing and bringing of a Mine into commercial production in conformity with the Feasibility Report is feasible or desirable.

9.                    PRODUCTION NOTICE

9.01                    The Operator shall call a Management Committee meeting to consider the Feasibility Report for a date no sooner than three months and no later than six months after the Feasibility Report was provided to each of the parties.

9.02                    The Management Committee shall consider the Feasibility Report prepared and may by Special Majority, approve the Feasibility Report, with such modi-fications, if any, as it considers necessary or desirable, together with an estimate of Construction Costs. If a Feasibility Report is approved as aforesaid the Management Committee shall forthwith cause a Production Notice to be given to each of the parties by the Operator stating that the Management Committee has approved that a Mine be established and brought into production in conformity with the Feasibility Report and estimated Construction Costs as so approved.

10.                    ELECTION TO CONTRIBUTE

10.01                  Each party with an Interest may, within 60 days of the receipt of the Production Notice, give the Operator notice committing to contribute its Proportionate Share of Construction Costs. A party which fails to give that notice within the 60-day period shall be deemed to have elected not to contribute to Construction Costs.

10.02                  If any party elects not to contribute to Construction Costs that party, subject to its rights under paragraph 10.04, shall forfeit the right to contribute to any further Costs under this Agreement, and those parties which elected to contribute as aforesaid may thereupon elect to increase their contribution to Construction Costs, if more than one party then in proportion to their respective Interests, by the amount which any party has declined to contribute. If elections are made so that Construction Costs are fully committed:

(a)       the Interest of each Participant shall be increased and that of each non-Participant shall be decreased as Costs are incurred so that the Interest of each party at all times is that percentage which is equivalent to

(i)       the sum of its Exploration Costs, its Prior Exploration Costs and its contribution to Construction Costs;

divided by

(ii)      the sum of the total Exploration Costs, total Prior Exploration Costs and the total Construction Costs of all the parties;

multiplied by

(iii)     100;

(b)       then, at the Completion Date, each non-Participant shall be deemed to have assigned and conveyed its Interest to the Participants, if more than one then in proportion to their respective Interests, and shall be entitled to receive as its sole remuneration and benefit in consideration of that assignment and conveyance, by way of royalty, subject to adjustment as provided in paragraph 7.12, that percent of the Net Proceeds of Production, as and when available, which is equivalent to the Interest, calculated at the Completion Date.

(c)       each Participant shall severally calculate and cause to be paid to each non-Participant any Net Proceeds of Production derived from the Property in the manner provided in Appendix II; and

(d)       notwithstanding the provisions of subparagraphs 10.02(b) and (c), if the effect of the application of subparagraph 10.02(a) reduces any party's Interest to less than one percent it shall forfeit its Interest to the Participants, if more than one then in proportion to their respective Interests, and that party shall have no further right or interest under this Agreement.

10.03                  If, after the operation of paragraph 10.02, Construction Costs are not fully committed the Production Notice shall be deemed to be with-drawn, and shall not be resubmitted, either in the same or a revised form, for a period of at least six months following such withdrawal.

10.04                  If, after the operation of paragraph 10.02, Construction Costs are fully committed, the Participants shall diligently proceed with bringing a Mine into production in substantial conformity with the Feasibility Report. If the Participants fail to commence the implementation of the Feasibility Report within twelve months of Construction Costs being fully committed, for reasons other than general economic conditions in the mining industry, any party which forfeited the right to contribute to Construction Costs pursuant to paragraph 10.02 shall have the right, exercisable in the 30 days following the expiration of such twelve month period, to reacquire from the Participants not less than all of its Interest as last held, by paying its Proportionate Share of Construction Costs incurred to the end of such twelve month period (together with interest at the Prime Rate plus 3%) to the Participants in proportion to their respective Interests.

10.05                  During the twelve-month period referred to in paragraph 10.04, neither the Operator nor any Participant shall be obliged to provide any non-Participant with the results of any work carried out on the Property, the Participants' sole obligation during such period being to provide any non-Participant, on the written request of such non-Participant made only once during the said twelve months, with a summary of the nature of the work carried out and the total Costs thereof.

11.                   OPERATOR'S FEE

11.01                    The Operator may charge 2.5% of all Costs in consideration of acting as the Operator and in return for its head office overhead functions which are not charged directly.

12.                   MINE FINANCING

12.01                  The contributions of the Participants toward the Mine Costs shall be individually and separately provided by them.

12.02                  Any party may pledge, mortgage, charge or otherwise encumber its Interest in order to secure moneys borrowed and used by that party for the sole purpose of enabling it to finance its participation under this Agreement or in order to secure by way of floating charge as a part of the general corporate assets of that party moneys borrowed for its general corporate purposes, provided that the pledgee, mortgagee, holder of the charge or encumbrance (in this subsection called the "Chargee") shall hold the same subject to the provisions of this Agreement and that if the Chargee realizes upon any of its security it will comply with this Agreement. The Agreement between the party hereto, as borrower, and the Chargee shall contain specific provisions to the same effect as the provisions of this paragraph.

13.                   CONSTRUCTION

13.01                  Subject to paragraphs 10.02 and 10.03, the Management Committee shall cause the Operator to, and the Operator shall, proceed with Construction with all reasonable dispatch after a Production Notice has been given. Construction shall be substantially in accordance with the Feasibility Report subject to any variations proposed in the Produc-tion Notice, and subject also to the right of the Management Committee to cause such other reasonable variations in Construction to be made as the Management Committee, by Special Majority, deems necessary and advisable.

14.                   OPERATION OF THE MINE

14.01                  Commencing on the Completion Date, all Mining Operations shall be planned and conducted and all estimates, reports and statements shall be prepared and made on the basis of a calendar year.

14.02                  With the exception of the year in which the Completion Date occurs, an Operating Plan for each calendar year shall be submitted by the Operator to the Participants not later than November 1 in the year immediately preceding the calendar year to which the Operating Plan relates. Each Operating Plan shall contain the following:

(a)       a description of the proposed Mining Operations;

(b)       a detailed estimate of all Mine Costs plus a reasonable allowance for contingencies;

(c)       an estimate of the quantity and quality of the ore to be mined and the concentrates or metals or other products and by-products to be produced; and

(d)       such other facts as may be necessary to reasonably illustrate the results intended to be achieved by the Operating Plan.

Upon request of any Participant the Operator shall meet with that Participant to discuss the Operating Plan and shall provide such additional or supplemental information as that Participant may reasonably require with respect thereto.

14.03                  The Management Committee shall adopt each Operating Plan, with such changes as it deems necessary, by November 30 in the year immediately preceding the calendar year to which the Operating Plan relates; provided, however, that the Management Committee, by Special Majority, may from time to time and any time amend any Operating Plan.

14.04                  The Operator shall include in the estimate of Mine Costs referred to in subparagraph 14.02(b) hereof the establishment of a trust or escrow fund providing for the reasonably estimated costs of satisfying continuing obligations that may remain after the permanent termination of Mining Operations, in excess of amounts actually expended. Such continuing obligations are or will be incurred as a result of the Joint Operation and shall include such things as monitoring, stabilization, reclamation or restoration obligations, severance and other employee benefit costs and all other obligations incurred or imposed as a result of the Joint Operation which continue or arise after the permanent termination of Mining Operations and the termination of this Agreement and settlement of all accounts. The payment of such continuing obligations shall be made on the basis of units of production, and shall be in amounts reasonably estimated to provide over the lifetime of proven and probable reserves funds adequate to pay for such reclamation and long term care and monitoring. The Participants shall contribute to the trust or escrow fund cash (or provide letters of credit or other forms of security readily convertible to cash in form approved by the Management Committee). The amount contributed from time to time for the satisfaction of such continuing obligations shall be classified as Costs hereunder but shall be segregated into a separate account.

15.                   PAYMENT OF MINE COSTS

15.01                  The Operator may invoice each Participant, from time to time, for that Participant's Proportionate Share of Construction Costs or Operating Costs incurred to the date of the invoice, or at the beginning of each month for an advance equal to that Participant's Proportionate Share of the estimated cash disbursements to be made during the month. Each Participant shall pay its Proportionate Share of the Construction Costs or Operating Costs or the estimated cash disbursements aforesaid to the Operator within 30 days after receipt of the invoice. If the payment or advance requested is not so made, the amount of the payment or advance shall bear interest calculated monthly not in advance from the 30th day after the date of receipt of the invoice thereof by that Participant at a rate equivalent to the weighted average Prime Rate for the month plus 3% until paid. The Operator shall have a lien on each Participant's Interest in order to secure that payment or advance together with interest which has accrued thereon.

15.02                  If any Participant fails to pay an invoice contemplated in paragraph 15.01 within the 30-day period aforesaid, the Operator may, by notice, demand payment. If no payment is made within 30 days of the Operator's demand notice, the Operator may, without limiting its other rights at law, enforce the lien created by paragraph 15.01 by taking possession of all or any part of that Participant's Interest. The Operator may sell and dispose of the Interest which it has so taken into its possession by:

(a)       first offering that Interest to the other Participants, if more than one then in proportion to the respective Interests of the Participants who wish to accept that offer, for that price which is the fair market value stated in the lower of two appraisals obtained by the Operator from independent, well recognized appraisers competent in the appraisal of mining properties; and

(b)       if the Participants have not purchased all or part of that Interest as aforesaid, then by selling the balance, if any, either in whole or in part or in separate parcels at public auction or by private tender (the Participants being entitled to bid) at a time and on whatever terms the Operator shall arrange, having first given notice to the defaulting Participant of the time and place of the sale.

As a condition of the sale as contemplated in subparagraph 15.02(b), the purchaser shall agree to be bound by this Agreement and, prior to acquiring the Interest, shall deliver notice to that effect to the parties, in form acceptable to the Operator. The proceeds of the sale shall be applied by the Operator in payment of the amount due from the defaulting Participant and interest as aforesaid, and the balance remaining, if any, shall be paid to the defaulting Participant after deducting reasonable costs of the sale. Any sale or disposal made as aforesaid shall be a perpetual bar both at law and in equity by the defaulting Participant and its successors and assigns against all other Participants.

16.                   DISTRIBUTION IN KIND

16.01                  It is expressly intended that, upon implementation of any Production Notice hereunder, the association of the parties hereto shall be limited to the efficient production of Minerals from the Property and related activities, and that each of the parties shall be entitled to use, dispose of or other-wise deal with its Proportionate Share of Minerals as it sees fit. Each Participant shall take in kind, f.o.b. truck or railcar on the Property, and separately dispose of its Proportionate Share of the Minerals produced from the Mine. From the time of delivery, each Participant shall have ownership of and title to its Proportionate Share of Minerals separate from, and not as tenant in common with, the other Participants, and shall bear all risk of loss of Minerals. Extra costs and expenses incurred by reason of the Participants taking in kind and making separate dispositions shall be paid by each Participant directly and not through the Operator or Management Committee.

16.02                  Each Participant shall construct, operate and maintain, all at its own cost and expense, any and all facilities which may be necessary to receive and store and dispose of its Proportionate Share of the Minerals at the rate the same are produced.

16.03                  If a Participant has not made the necessary arrangements to take in kind and store its share of production as aforesaid the Operator shall, at the sole cost and risk of that Participant store, in any location where it will not interfere with Mining Operations, the production owned by that Participant. The Operator and the other parties shall be under no responsibility with respect thereto. All of the Costs involved in arranging and providing storage shall be billed directly to, and be the sole responsibility of the Participant whose share of production is so stored. The Operator's charges for such assistance and any other related matters shall be billed directly to and be the sole responsibility of the Participant. All such billings shall be subject to the provisions of paragraphs 15.01 and 15.02 hereof.

17.                   SURRENDER OF INTEREST

17.01                  Any party not in default hereunder may, at any time upon notice, surrender its entire Interest to the other parties by giving those parties notice of surrender.

The notice of surrender shall:

(a)       indicate a date for surrender not less than three months after the date on which the notice is given; and

(b)       contain an undertaking that the surrendering party will:

(i)       satisfy its Proportionate Share, based on its then Interest, of all obligations and liabilities which arose at any time prior to the date of surrender;

(ii)      if the Operator has not included in Mine Costs the costs of continuing obligations as set out in paragraph 14.04 hereof, pay on the date of surrender its reasonably estimated Proportionate Share, based on the surrendering party's then Interest, of the Costs of rehabilitating the Mine site and of reclamation based on the Mining Operations completed as at the date of surrender; and

(iii)     will hold in confidence, for a period of two years from the date of surrender, all information and data which it acquired pursuant to this Agreement.

17.02                  Upon the surrender of its entire Interest as contemplated in paragraph 17.01 and upon delivery of a release in writing, in form acceptable to counsel for the Operator, releasing the other parties from all claims and demands hereunder, the surrendering party shall be relieved of all obligations or liabilities hereunder except for those which arose or accrued or were accruing due on or before the date of the surrender.

17.03                  A party to whom a notice of surrender has been given as contemplated in paragraph 17.01 may elect, by notice within 90 days to the party which first gave the notice to accept the surrender, in which case paragraphs 17.01 and 17.02 shall apply, or to join in the surrender. If all of the parties join in the surrender the Joint Operation shall be terminated in accordance with article 18.

18.                   TERMINATION OF MINING OPERATIONS

18.01                  The Operator may, at any time subsequent to the Completion Date, on at least 30 days notice to all Participants, recommend that the Management Committee approve that the Mining Operations be suspended. The Operator's recommendation shall include a plan and budget (in this article 18 called the "Mine Maintenance Plan"), in reasonable detail, of the activities to be performed to maintain the Assets and Property during the period of suspension and the Costs to be incurred. The Management Committee may, by Special Majority, at any time subsequent to the Completion Date, cause the Operator to suspend Mining Operations in accordance with the Operator's recommendation with such changes to the Mine Maintenance Plan as the Management Committee deems necessary. The Participants shall be committed to contribute their Proportionate Share of the Costs incurred in connection with the Mine Maintenance Plan. The Management Committee, by Special Majority, may cause Mining Operations to be resumed at any time.

18.02                  The Operator may, at any time following a period of at least 90 days during which Mining Operations have been suspended, upon at least 30 days notice to all Participants, or in the events described in paragraph 18.01, recommend that the Management Committee approve the permanent termination of Mining Operations. The Operator's recommendation shall include a plan and budget (in this article 18 called the "Mine Closure Plan"), in reasonable detail, of the activities to be performed to close the Mine and reclaim and rehabilitate the Property, as required by applicable law, regulation or contract by reason of this Agreement. The Management Committee may, by unanimous approval of the representatives of all Participants, approve the Operator's recommendation with such changes to the Mine Closure Plan as the Management Committee deems necessary.

18.03                  If the Management Committee approves the Operator's recommendation as aforesaid, it shall cause the Operator to:

(a)       implement the Mine Closure Plan, whereupon the Participants shall be committed to pay, in proportion to their respective Interests, such Costs as may be required to implement that Mine Closure Plan;

(b)       remove, sell and dispose of such Assets as may reasonably be removed and disposed of profitably and such other Assets as the Operator may be required to remove pursuant to applicable environmental and mining laws; and

(c)       sell, abandon or otherwise dispose of the Assets and the Property.

The disposal price for the Assets and the Property shall be the best price reasonably obtainable and the net revenues, if any, from the removal and sale shall be credited to the Participants in proportion to their respective Interests.

18.04                  If the Management Committee does not approve the Operator's recommendation contemplated in paragraph 18.02, the Operator shall maintain Mining Operations in accordance with the Mine Maintenance Plan as pursuant to paragraph 18.01.

19.                   THE PROPERTY

19.01                  Title to the Property shall be held in the name of the Operator in trust for the parties in proportion to their respective Interests as adjusted from time to time. Each of the parties shall have the right to receive, forthwith upon making demand therefor from the Operator, such documents as it may reasonably require to confirm its Interest.

19.02                  This Agreement, or a memorandum of this Agreement, shall, upon the written request of any party, be recorded in the office of any governmental agency so requested, in order to give notice to third parties of the respective interests of the parties in the Property and this Agreement. Each party hereby covenants and agrees with the requesting party to execute such documents as may be necessary to perfect such recording.

20.                   AREA OF COMMON INTEREST

20.01                  The area of common interest shall be deemed to comprise that area which is included within the outermost boundary of the mineral properties which constitute the Property as at the Operative Date.

20.02                  If at any time during the subsistence of this Agreement any party or the Affiliate of any party (in this section only called in each case the "Acquiring Party") stakes or otherwise acquires, directly or indirectly, any right to or interest in any mining claim, licence, lease, grant, concession, permit, patent, or other mineral property located wholly or partly within the area of interest referred to in subparagraph 20.01, the Acquiring Party shall forthwith give notice to the other parties of that staking or acquisition, the total cost thereof and all details in the possession of that party with respect to the details of the acquisition, the nature of the property and the known mineralization.

20.03                  The Management Committee (the representative of the Acquiring Party not being entitled to vote with respect thereto) may, within 30 days of receipt of the Acquiring Party's notice, elect, by notice to the Acquiring Party, to require that the mineral properties and the right or interest acquired be included in and thereafter form part of the Property for all purposes of this Agreement.

20.04                  If the election aforesaid is made, all the other parties shall reimburse the Acquiring Party for that portion of the cost of acquisition which is equivalent to their respective Interests.

20.05                  If the Management Committee does not make the election aforesaid within that period of 30 days, the right or interest acquired shall not form part of the Property and the Acquiring Party shall be solely entitled thereto.

20.06                  Notwithstanding subparagraph 6.04(e), the Operator shall be entitled, at any time and from time to time to surrender all or any part of the Property or to permit the same to lapse, but only upon first either obtaining the unanimous consent of the Management Committee, or giving 60 days notice of its intention to do so to the other parties. In this latter event, the parties, other than the Operator, shall be entitled to receive from the Operator, on request prior to the date of the surrender or lapse, pro rata in accordance with their respective Interests, a conveyance of that portion of the Property intended for surrender or lapse, together with copies of any plans, assay maps, diamond drill records and factual engineering data in the Operator's possession and relevant thereto. Any part of the Property so acquired shall cease to be subject to this Agreement and shall not be subject to paragraph 20.02. Any part of the Property which has not been so acquired by any of the parties shall remain subject to paragraph 20.02.

21.                   INFORMATION AND DATA

21.01                  At all times during the subsistence of this Agreement the duly authorized representatives of each Participant shall, at its and their sole risk and expense and at reasonable intervals and times, have access to the Property and to all technical records and other factual engineering data and information relating to the Property which is in the possession of the Operator.

21.02                  During the Exploration Period while Programs are being carried out, the Operator shall furnish the Participants with monthly progress reports and with a final report within 60 days following the conclusion of each Program. The final report shall show the Mining Operations performed and the results obtained and shall be accompanied by a statement of Costs and copies of pertinent plans, assay maps, diamond drill records and other factual engineering data. During the Construction Period and during the implementation of an Operating Plan the Operator shall provide monthly progress reports to the Participants, which report shall include information on any changes or developments affecting the Mine that the Operator considers are material.

21.03                  All information and data concerning or derived from the Mining Operations shall be kept confidential and, except to the extent required by law or by regulation of any Securities Commission or Stock Exchange, shall not be disclosed to any person other than an Affiliate without the prior consent of all the Participants, which consent shall not unreasonably be withheld.

21.04                  The text of any news releases or other public statements which a party intends to make with respect to the Property or this Agreement shall, to the extent practicable, be made available to the other parties prior to publication and the other parties shall have the right to make suggestions for changes therein.

22.                   LIABILITY OF THE OPERATOR

22.01                  Subject to paragraph 22.02, each party shall indemnify and save the Operator harmless from and against any loss, liability, claim, demand, damage, expense, injury or death (including, without limiting the generality of the foregoing, legal fees) resulting from any acts or omissions of the Operator or its officers, employees or agents.

22.02                  Notwithstanding paragraph 22.01, the Operator shall not be indemnified nor held harmless by any of the parties for any loss, liability, claim, damage, expense, injury or death, (including, without limiting the generality of the foregoing, legal fees) resulting from the negligence or willful misconduct of the Operator or its officers, employees or agents.

22.03                  An act or omission of the Operator or its officers, employees or agents done or omitted to be done:

(a)       at the direction of, or with the concurrence of, the Management Committee; or

(b)       unilaterally and in good faith by the Operator to protect life or property shall be deemed not to be negligence or willful misconduct.

22.04                  The obligation of each party to indemnify and save the Operator harmless pursuant to paragraph 22.01 shall be in proportion to its Interest as at the date that the loss, liability, claim, demand, damage, expense, injury or death occurred or arose.

22.05                  The Operator shall not be liable to any other party nor shall any party be liable to the Operator in contract, tort or otherwise for special or consequential damages, including, without limiting the generality of the foregoing, loss of profits or revenues.

23.                   INSURANCE

23.01                  Commencing on the Operative Date, the Management Committee shall cause the Operator to place and maintain with a reputable insurer or insurers such insurance, if any, as the Management Committee in its discretion deems advisable in order to protect the parties together with such other insurance as any Participant may by notice reasonably request. The Operator shall, upon the written request of any Parti-cipant, provide it with evidence of that insurance.

23.02                  Paragraph 23.01 shall not preclude any party from placing, for its own account insurance for greater or other coverage than that placed by the Operator.

24.                   RELATIONSHIP OF PARTIES

24.01                  The rights, duties, obligations and liabilities of the parties shall be several and not joint nor joint and several, it being the express purpose and intention of the parties that their respective Interests shall be held as tenants in common.

24.02                  Nothing herein contained shall be construed as creating a partnership of any kind or as imposing upon any party any partnership duty, obligation or liability to any other party hereto.

24.03                  No party shall, except when required by this Agreement or by any law, by-law, ordinance, rule, order or regulation, use, suffer or permit to be used, directly or indirectly, the name of any other party for any purpose related to the Property or this Agreement.

25.                   PARTITION

25.01                  Each of the parties hereto waives, during the term of this Agreement, any right to partition of the Property or the Assets or any part thereof and no party shall seek to be entitled to partition of the Property or the Assets whether by way of physical partition, judicial sale or otherwise during the term of this Agreement.

26.                   TAXATION

26.01                  All Costs incurred hereunder shall be for the account of the party or parties making or incurring the same, if more than one then in proportion to their respective Interests, and each party on whose behalf any Costs have been incurred shall be entitled to claim all tax benefits, write-offs, and deductions with respect thereto.

27.                   FORCE MAJEURE

27.01                  Notwithstanding anything herein contained to the contrary, if any Participant is prevented from or delayed in performing any obligation under this Agreement, and such failure is occasioned by any cause beyond its reasonable control, excluding only lack of finances, then, subject to paragraph 27.02, the time for the observance of the condition or performance of the obligation in question shall be extended for a period equivalent to the total period the cause of the prevention or delay persists or remains in effect regardless of the length of such total period.

27.02                  Any party hereto claiming suspension of its obligations as aforesaid shall promptly notify the other parties to that effect and shall take all reasonable steps to remove or remedy the cause and effect of the force majeure described in the said notice insofar as it is reasonably able so to do and as soon as possible; provided that the terms of settlement of any labour disturbance or dispute, strike or lockout shall be wholly in the discretion of the party claiming suspension of its obligations by reason thereof, and that party shall not be required to accede to the demands of its opponents in any such labour disturbance or dispute, strike, or lockout solely to remedy or remove the force majeure thereby constituted. The party claiming suspension of its obligations shall promptly notify the other parties when the cause of the Force Majeure has been removed.

27.03                  The extension of time for the observance of conditions or performance of obligations as a result of force majeure shall not relieve the Operator from its obligations to keep the Property in good standing pursuant to sub-paragraphs 6.04(a) and 6.04(e).

28.                   NOTICE

28.01                  All invoices, notices, consents and demands under this Agree-ment shall be in writing and may be delivered personally, transmitted by fax (with transmission confirmed in writing), or may be forwarded by first class prepaid registered mail to the address for each party specified in this Agreement or to such addresses as each party may from time to time specify by notice. Any notice delivered or sent by fax shall be deemed to have been given and received on the business day next following the date of delivery or transmission. Any notice mailed as aforesaid shall be deemed to have been given and received on the fifth business day following the date it is posted, provided that if between the time of mailing and the actual receipt of the notice there shall be a mail strike, slowdown or other labour dispute which affects delivery of the notice by mails, then the notice shall be effective only if actually delivered.

29.                   WAIVER

29.01                  No waiver of any breach of this Agreement shall be binding unless evidenced in writing executed by the party against whom charged. Any waiver shall extend only to the particular breach so waived and shall not limit any rights with respect to any future breach.

30.                   AMENDMENTS

30.01                  Except for those provisions, if any, of the Head Agreement specifically incorporated herein by reference, this Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. An amendment or variation of this Agree-ment shall only be binding upon a party if evidenced in writing executed by that party.

31.                   TERM

31.01                  Unless earlier terminated by agreement of all parties having an Interest or as a result of one party acquiring both a 100 percent Interest and a 100 percent interest in the Net Proceeds of Production, the Joint Operation and this Agreement shall remain in full force and effect for so long as any party has any right, title or interest in the Property. Termination of this Agreement shall not, however, relieve any party from any obligations theretofore accrued but unsatisfied, nor from its obligations with respect to rehabilitation of the Mine site and reclamation.

32.                   TIME OF ESSENCE

32.01                  Time is of the essence of this Agreement.

33.                   ASSIGNMENT - RIGHT OF FIRST REFUSAL

33.01                  If a party (hereinafter in this paragraph referred to as the "Owner"):

(a)       receives a bona fide offer from an independent third party (the "Proposed Purchaser") dealing at arm's length with the Owner to purchase all or any part all of the Owner's Interest or its interest in this Agreement (which for certainty shall include the Owner's right to receive Net Proceeds of Production), which offer the Owner desires to accept,

(b)       or if the Owner intends to sell all or any part of its Interest or its interest in this Agreement,

then, the Owner shall first offer (the "Offer") such interest in writing to the other party upon terms no less favourable than those offered by the Proposed Purchaser or intended to be offered by the Owner, as the case may be. The Offer shall specify the price and terms and conditions of such sale, the name of the Proposed Purchaser (which term shall, in the case of an intended offer by the Owner, mean the person or persons to whom the Owner intends to offer its interest) and, if the offer received by the Owner from the Proposed Purchaser provides for any consideration payable to the Owner otherwise than in cash, the Offer shall include the Owner's good faith estimate of the cash equiv-alent of the non-cash consideration. If within a period of 60 days of the receipt of the Offer, the other party notifies the Owner in writing that it will accept the same, the Owner shall be bound to sell such interest to the other party (subject as hereinafter provided with respect to price) on the terms and conditions of the Offer. If the Offer so accepted by the other party contains the Owner's good faith estimate of the cash equiv-alent consideration as aforesaid, and if the other party disagrees with the Owner's best estimate, the other party shall so notify the Owner at the time of acceptance and the other party shall, in such notice, specify what it considers, in good faith, the fair cash equivalent to be and the resulting total purchase price. If the other party so notifies the Owner, the acceptance by the other party shall be effective and binding upon the Owner and the other party and the cash equivalent of any such non-cash consideration shall be determined by binding arbitration under the Commercial Arbitration Act (British Columbia) and shall be payable by the other party, subject to prepayment as hereinafter provided, within 60 days following its determination by arbitration. The other party shall in such case pay to the Owner, against receipt of an absolute transfer of clear and unencumbered title to the interest of the Owner being sold, the total purchase price which it specified in its notice to the Owner and such amount shall be credited to the amount determined following arbitration of the cash equivalent of any non-cash consideration. If the other party fails to notify the Owner before the expiration of the time limited therefor that it will purchase the interest offered, the Owner may sell and transfer such interest to the Proposed Purchaser at the price and on the terms and conditions specified in the Offer for a period of 60 days, provided that the terms of this paragraph shall again apply to such interest if the sale to the Proposed Purchaser is not completed within the said 60 days. Any sale hereunder shall be conditional upon the Proposed Purchaser delivering a written undertaking to the other party, in form and content satisfactory to its counsel, to be bound by the terms and conditions of this Agreement.

34.                   SUCCESSORS AND ASSIGNS

34.01                  This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

35.                   GOVERNING LAW

35.01                  This Agreement will be exclusively governed by, and interpreted and construed in accordance with, the laws prevailing in the Province of British Columbia, without reference to its jurisprudence regarding conflict of laws. To the extent that any party to this Agreement seeks a remedy from a court, the parties irrevocably and unconditionally attorn to the exclusive jurisdiction of the courts of the Province of British Columbia and all courts having appellate jurisdiction thereover.

                         IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

The COMMON SEAL of PETAQUILLA MINERALS LTD. was hereunto affixed in the presence of:

_________________________________ [signature]
_________________________________ [print name]
Authorized signatory

_________________________________ [signature]
_________________________________ [print name]
Authorized signatory

) ) ) ) ) ) ) )	c/s

The COMMON SEAL of REVELSTOKE INDUSTRIES, INC. was hereunto affixed in the presence of:

_________________________________ [signature]
_________________________________ [print name]
Authorized signatory

_________________________________ [signature]
_________________________________ [print name]
Authorized signatory

) ) ) ) ) ) ) )	c/s

This is page 32 to an agreement made the _____ day of ________________, 200_ between PETAQUILLA MINERALS LTD of the first part and REVELSTOKE INDUSTRIES, INC. of the second part.

THIS IS APPENDIX I TO THAT CERTAIN AGREEMENT BETWEEN PETAQUILLA MINERALS LTD. AND REVELSTOKE INDUSTRIES, INC. MADE AS OF THE ____ DAY OF ___________, 20__.

ACCOUNTING PROCEDURE

1.                         INTERPRETATION

1.01                    Terms defined in the Agreement shall, subject to any contrary intention, have the same meanings herein. In this Appendix the following words, phrases and expressions shall have the following meanings:

(a)       "Agreement" means the Agreement to which this Accounting Procedure is attached as Appendix I.

(b)       "Count" means a physical inventory count.

(c)       "Employee" means those employees of the Operator who are assigned to and directly engaged in the conduct of Mining Operations, whether on a full-time or part-time basis.

(d)       "Employee Benefits" means the Operator's cost of holi-day, vacation, sickness, disability benefits, field bonuses, amounts paid to and the Operator's costs of established plans for employee's group life insurance, hospitalisation, pension, retirement and other custom-ary plans maintained for the benefit of Employees and Personnel, as the case may be, which costs may be charged as a percentage assessment on the salaries and wages of Employees or Personnel, as the case may be, on a basis consistent with the Operator's cost experience.

(e)       "Field Offices" means the necessary sub-office or sub-offices in each place where a Program or Construction is being conducted or a Mine is being operated.

(f)       "Government Contributions" means the cost or contribu-tions made by the Operator pursuant to assessments imposed by governmental authority which are applicable to the salaries or wages of Employees or Personnel, as the case may be.

(g)       "Joint Account" means the books of account maintained by the Operator to record all assets, liabilities, costs, expenses, credits and other transactions arising out of or in connection with the Mining Operations.

(h)       "Material" means the personal property, equipment and supplies acquired or held, at the direction or with the approval of the Management Committee, for use in the Mining Operations and, without limiting the generality, more particularly "Controllable Material" means such Material which is ordinarily classified as Controllable Material, as that classification is determined or approved by the Management Committee, and controlled in mining operations.

(i)       "Personnel" means those management, supervisory, administrative, clerical or other personnel of the Operator normally associated with the Supervision Offices whose salaries and wages are charged directly to the Supervision Office in question.

(j)       "Reasonable Expenses" means the reasonable expenses of Employees or Personnel, as the case may be, for which those Employees or Personnel may be reimbursed under the Operator's usual expense account practice, as accepted by the Management Committee; including without limiting generality, any relocation expenses necessarily incurred in order to properly staff the Mining Operations if the relocation is approved by the Management Committee.

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(k)       "Supervision Offices" means the Operator's offices or department within the Operator's offices from which the Mining Operations are generally supervised.

2.                         STATEMENTS AND BILLINGS

2.01                    The Operator shall, by invoice, charge each Participant with its Proportionate Share of Exploration Costs and Mine Costs in the manner provided in sections 7 and 15 of the Agreement respectively.

2.02                    The Operator shall deliver, with each invoice rendered for Costs incurred a statement indicating:

(a)       all charges or credits to the Joint Account relating to Controllable Material ; and

(b)       all other charges and credits to the Joint Account summarised by appropriate classification indicative of the nature of the charges and credits.

2.03                    The Operator shall deliver with each invoice for an advance of Costs a statement indicating:

(a)       the estimated Exploration Costs or, in the case of Mine Costs the estimated cash disbursements, to be made during the next succeeding month;

(b)       the addition thereto or subtraction therefrom, as the case may be, made in respect of Exploration Costs or Mine Costs actually having been incurred in an amount greater or lesser than the advance which was made by each Participant for the penultimate month preceding the month of the invoice; and

(c)       the advances made by each Participant to date and the Exploration Costs or Mine Costs incurred to the end of the penultimate month preceding the month of the invoice.

3.                         DIRECT CHARGES

3.01                    The Operator shall charge the Joint Account with the following items:

(a)       Contractor's Charges:

All costs directly relating to the Mining Operations incurred under contracts entered into by the Operator with third parties.

(b)       Labour Charges:

(i)       The salaries and wages of Employees in an amount calculated by taking the full salary or wage of each Employee multiplied by that fraction which has as its numerator the total time for the month that the Employees were directly engaged in the conduct of Mining Operations and as its denominator the total normal working time for the month of the Employee;

(ii)      the Reasonable Expenses of the Employees; and

(iii)     Employee Benefits and Government Contributions in respect of the Employees in an amount proportionate to the charge made to the Joint Account in respect to their salaries and wages.

(c)       Office Maintenance:

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(i)       The cost or a pro rata portion of the costs, as the case may be, of maintaining and operating the Field Offices and the Supervision Offices. The basis for charging the Joint Account for such maintenance costs shall be as follows:

(A)       the expense of maintaining and operating Field Offices, less any revenue therefrom; and

(B)       that portion of maintaining and operating the Supervision Offices which is equal to

(1)       the anticipated total operating expenses of the Supervision Offices divided by

(2)       the anticipated total staff man days for the Employees whether in connection with the Mining Operations or not;

multiplied by

(3)       the actual total time spent on the Mining Operations by the Employee expressed in man days.

(ii)      Without limiting generality, the anticipated total operating expenses of the Supervision Offices shall include:

(A)       the salaries and wages of the Operator's Personnel which have been directly charged to the Supervision Offices;

(B)       the Reasonable Expense of the Personnel; and

(C)      Employee Benefits.

(iii)     The Operator shall make an adjustment in respect of the Office Maintenance cost forthwith after the end of each Operating Year upon having determined the actual operating expenses and actual total staff man days referred to in clause 3.01(c)(i)(B) of this Appendix I.

(d)       Material:

Material purchased or furnished by the Operator for use on the Property as provided under section 4 of this Appendix I.

(e)       Transportation Charges:

The cost of transporting Employees and Material necessary for the Mining Operations.

(f)       Service Charges:

(i)       The cost of services and utilities procured from outside sources other than services covered by paragraph 3.01(h). The cost of consultant services shall not be charged to the Joint Account unless the retaining of the consultant is approved in advance by the Management Committee; and

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(ii)      Use and service of equipment and facilities furnished by the Operator as provided in sub-section 4.04 of this Appendix I.

(g)       Damages and Losses to Joint Property:

All costs necessary for the repair or replacement of Assets made necessary because of damages or losses by fire, flood, storms, theft, accident or other cause. If the damage or loss is estimated by the Operator to exceed $10,000, the Operator shall furnish each Participant with written particulars of the damages or losses incurred as soon as practicable after the damage or loss has been discovered. The proceeds, if any, received on claims against any policies of insurance in respect of those damages or losses shall be credited to the Joint Account.

(h)       Legal Expense:

All costs of handling, investigating and settling litigation or recovering the Assets, including, without limiting generality, attorney's fees, court costs, costs of investigation or procuring evidence and amounts paid in settlement or satisfaction of any litigation or claims; provided, however, that, unless otherwise approved in advance by the Management Committee, no charge shall be made for the services of the Operator's legal staff or the fees and expenses of outside solicitors.

(i)       Taxes:

All taxes, duties or assessments of every kind and nature (except income taxes) assessed or levied upon or in connection with the Property, the Mining Operations thereon, or the production therefrom, which have been paid by the Operator for the benefit of the parties.

(j)       Insurance:

Net premiums paid for

(i)       such policies of insurance on or in connection with Mining Operations as may be required to be carried by law; and

(ii)      such other policies of insurance as the Operator may carry for the protection of the parties in accordance with the Agreement; and

the applicable deductibles in event of an insured loss.

(k)       Rentals:

Fees, rentals and other similar charges required to be paid for acquiring, recording and maintaining permits, mineral claims and mining leases and rentals and royal-ties which are paid as a consequence of the Mining Operations.

(l)       Permits:

Permit costs, fees and other similar charges which are assessed by various governmental agencies.

(m)     Other Expenditures:

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Such other costs and expenses which are not covered or dealt with in the foregoing provisions of this sub-section 3.01 of this Appendix I as are incurred with the approval of the Management Committee for Mining Operations or as may be contemplated in the Agreement.

4.                         PURCHASE OF MATERIAL

4.01                    Subject to subsection 4.04 of this Appendix I the Operator shall purchase all Materials and procure all services required in the Mining Operations.

4.02                    Materials purchased and services procured by the Operator directly for the Mining Operations shall be charged to the Joint Account at the price paid by the Operator less all discounts actually received.

4.03                    Any Participant may sell Material or services required in the Mining Operations to the Operator for such price and upon such terms and conditions as the Management Committee may approve.

4.04                    Notwithstanding the foregoing provisions of this section 4, the Operator, after having obtained the prior approval of the Management Committee, shall be entitled to supply for use in connection with the Mining Operations equipment and facilities which are owned by the Operator and to charge the Joint Account with such reasonable costs as are commensurate with the ownership and use thereof.

5.                         DISPOSAL OF MATERIAL

5.01                    The Operator, with the approval of the Management Committee may, from time to time, sell any Material which has become surplus to the foreseeable needs of the Mining Operations for the best price and upon the most favourable terms and condi-tions available.

5.02                    Any Participant may purchase from the Operator any Material which may from time to time become surplus to the fore-seeable need of the Mining Operations for such price and upon such terms and conditions as the Management Committee may approve.

5.03                    Upon termination of the Agreement, the Management Committee may approve the division of any Material held by the Operator at that date, which Material may be taken by the Participants in kind or be taken by a Participant in lieu of a portion of its Proportion-ate Share of the net revenues received from the disposal of the Assets and Property. If the division to a Participant be in lieu, it shall be for such price and on such terms and conditions as the Management Committee may approve.

5.04                    The net revenues received from the sale of any Material to third parties or to a Participant shall be credited to the Joint Account.

6.                         INVENTORIES

6.01                    The Operator shall maintain records of Material in reasonable detail and records of Controllable Material in detail.

6.02                    The Operator shall perform Counts from time to time at reasonable intervals, and in any event at the end of each calendar year. The independent external auditor of the Operator shall be given reasonable notice of each Count, and shall be given the opportunity to attend the Count.

6.03                    Forthwith after performing a Count, the Operator shall reconcile the inventory with the Joint Account. The Operator shall not be held accountable for any shortages of inventory except such shortages as may have arisen due to a lack of diligence on the part of the Operator.

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7.                         ADJUSTMENTS

7.01                    Payment of any invoice by a Participant shall not prejudice the right of that Participant to protest the correct-ness of the statement supporting the payment; provided, however, that all invoices and statements presented to each Participant by the Operator during any calendar year shall conclusively be presumed to be true and correct upon the expiration of 12 months following the end of the calendar year to which the invoice or statement relates, unless within that 12 month period that Participant gives notice to the Operator making claim on the Operator for an adjustment to the invoice or statement.

7.02                    The Operator shall not adjust any invoice or statement in favour of itself after the expiration of 12 months following the end of the calendar year to which the invoice or statement relates.

7.03                    Notwithstanding subsections 7.01 and 7.02 of this Appendix I, the Operator may make adjustments to an invoice or statement which arise out of a Count of Material or Assets within 60 days of the completion of the Count.

7.04                    A Participant shall be entitled upon notice to the Operator to request that the independent external auditor of the Operator provide that Participant with its opinion that any invoice or statement delivered pursuant to the Agreement in respect of the period referred to in subsection 7.01 of this Appendix I has been prepared in accordance with this Agreement.

7.05                    The time for giving the audit opinion contemplated in subsection 7.04 of this Appendix I shall not extend the time for the taking of exception to and making claims on the Operator for adjustment as provided in subsection 7.01 of this Appendix I.

7.06                    The cost of the auditor's opinion referred to in sub-section 7.04 of this Appendix I shall be solely for the account of the Participant requesting the auditor's opinion, unless the audit disclosed a material error adverse to that Participant, in which case the cost shall be solely for the account of the Operator.

7.07                    Upon not less than 10 business days' notice to the Operator, and no more frequently than twice during the currency of each Operating Plan, a Participant shall be entitled to inspect the Joint Account , at the location(s) where such records are normally kept. All costs incurred in carrying out such inspection shall be borne by the Participant. All disagreements or discrepancies identified by the Participant shall be referred to the independent external auditor for final resolution.

APPENDIX II

TO THAT CERTAIN AGREEMENT (THE "AGREEMENT") MADE AS OF ______________, 20__ BETWEEN PETAQUILLA MINERALS LTD., OF THE FIRST PART AND REVELSTOKE INDUSTRIES, INC..

NET PROCEEDS OF PRODUCTION

1.                         OBLIGATION

1.01                    If any non-Participant becomes entitled to a royalty pursuant to paragraph 7.12 or subparagraph 10.02(b) of the Agreement, each Participant shall separately calculate, as at the end of each calendar quarter subsequent to the Completion Date, the Net Proceeds of Production.

1.02                    Each Participant shall within 60 days of the end of each calendar quarter, as and when any Net Proceeds of Production are available for distribution:

(a)       severally pay or cause to be paid to each non-Partici-pant that percentage of the Net Proceeds of Production to which that non-Participant is entitled under paragraph 7.12 or subparagraph 10.02(b) of the Agreement;

(b)       deliver to each non-Participant a statement indicating:

(i)       the Gross Receipts during the calendar quarter;

(ii)      the deductions therefrom made in the order itemized in subsection 3.01 of this Appendix II;

(iii)     the amount of Net Proceeds of Production remaining; and

(iv)      the amount of those Net Proceeds of Production to which that non-Participant is entitled;

provided, however, that until such time as there are Net Proceeds of Production available, each Participant shall deliver to each non-Participant, within 60 days of the end of each calendar quarter commencing with the first calendar quarter following the Completion Date, a statement indicating the Gross Receipts during the calendar quarter less the deductions therefrom made in the order itemized in subsection 3.01 of this Appendix II.

1.03                    Nothing contained in the Agreement or this Appendix II shall be construed as:

(a)       imposing on a Participant any obligation with respect to the payments of royalty due hereunder to a non-Participant from any other Participant; or

(b)       conferring on any non-Participant any right to or interest in any Property or Assets except the right to receive royalty payments from each Participant as and when due.

1.04                    The Participants agree that on the request of any non-Participant they will execute and deliver such documents as may be necessary to permit that non-Participant to record its royalty right against the Property.

2.                         DEFINITIONS

2.01                    Terms defined in the Agreement shall, subject to any contrary intention, bear the same meaning herein.

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2.02                    In addition to the definitions of the classes of Costs provided in paragraph 1.01(g) of the Agreement and without limiting the generality thereof:

(a)       "Distribution Costs" means all costs of:

(i)       transporting ore or concentrates from a Mine or a concentrating plant to a smelter, refinery or other place of delivery designated by the purchaser and, in the case of concentrates tolled, of transporting the concentrate or metal from a smelter or refinery to the place of delivery designated by the purchaser;

(ii)      handling, warehousing and insuring the concentrates and metal; and

(iii)     in the case of concentrates tolled, of smelting and refining, including any penalties thereon or in connection therewith.

(b)       "Interest Costs" means interest computed each calendar quarter and calculated as follows:

(i)       the average of the opening and closing monthly outstanding balances for each month during the quarter of the net unrecovered amounts of all costs in the classes enumerated in subparagraphs 1.01(g)(i), (ii), (iv) and (v) of the Agreement, and in paragraphs 2.02 (a), (b), (c) and (d) of this Appendix II;

multiplied by:

(ii)      the Prime Rate plus two percent;

multiplied by:

(iii)     the number of days in the quarter;

divided by:

(iv)      the number of days in the Year;

(c)       "Marketing Costs" means such reasonable charge for marketing of diamonds, ores and concentrates sold or of concentrates tolled as is consistent with generally accepted industry marketing practices including, without limitation, costs of market analysis, preparation of diamonds for sale, collection of sale proceeds and the costs of all associated activities; and

(d)       "Taxes and Royalties" means all taxes (other than income taxes), royalties or other charges or imposts provided for pursuant to any law or legal obligation imposed by any government in connection with a Participant's involvement in the Joint Operation if paid by the Participant.

2.03                    Wherever used in this Appendix II, "Gross Receipts" means the aggregate of all receipts, recoveries or amounts received by or credited to a Participant in connection with its participation under the Agreement including, without limiting the generality of the foregoing:

(a)       the receipts from the sale of that Participant's propor-tionate share of the concentrates derived from the Mineral produced from the Mine;

(b)       all proceeds received from the sale of the Property or Assets subsequent to the Operative Date;

(c)       all insurance recoveries (including amounts received to settle claims) in respect of loss of, or damage to any portion of the Property or Assets subsequent to the Operative Date;

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(d)       all amounts received as compensation for the expropriation or forceable taking of any portion of the Property or Assets subsequent to the Operative Date;

(e)       the fair market value, at the Property, of those Assets, if any, purchased for the Joint Account, that are transferred from the Property for use by a Participant elsewhere subsequent to the Operative Date; and

(f)       the amount of any negative balance remaining after the reallocation of negative balances pursuant to subsection 3.03 of this Appendix II;

to the extent that those receipts, recoveries or amounts have not been applied by the Participant as a recovery of any of the classes of Costs itemized in subsection 3.01 of this Appendix II.

3.                         NET PROCEEDS OF PRODUCTION

3.01                    "Net Proceeds of Production" means the Gross Receipts minus deductions therefrom, to the extent of but not exceeding the amount of those Gross Receipts, of the then net unrecovered amounts of the following classes of Costs made in the following itemized order:

(a)       Marketing Costs;

(b)       Distribution Costs;

(c)       Operating Costs;

(d)       Taxes and Royalties;

(e)       Interest Costs;

(f)       Construction Costs;

(g)       Exploration Costs; and

(h)       Prior Exploration Costs;

it being understood that the deductions in respect of the Costs referred to in paragraphs 3.01(a), (b), (d) and (e) of this Appendix II shall be based on those Costs as recorded by that Participant and the deductions in respect of the Costs referred to in paragraphs 3.01(c), (f), (g) and (h) of this Appendix II shall be based on that Participant's Proportionate Share of those Costs as recorded by the Operator.

3.02                    Any amount by which the aggregate of the Costs set out in paragraphs 3.01(a) to (h) inclusive in any quarter exceeds Gross Receipts for such quarter shall, together with any negative balance carried forward from the previous quarter, be carried forward for deduction from Gross Receipts in the immediately succeeding quarter.

4.                         ADJUSTMENTS AND VERIFICATION

4.01                    Payment of any Net Proceeds of Production by a Participant shall not prejudice the right of that Participant to adjust its own statement supporting the payment; provided, however, that all statements presented to the non-Participant by that Participant for any quarter shall conclusive-ly be presumed to be true and correct upon the expiration of 12 months following the end of the quarter to which the statement relates, unless within that 12 month period that Participant gives notice to the non-Participant making claim on the non-Participant for an adjustment to the statement which will be reflected in subsequent payment of Net Proceeds of Production.

4.02                    The Participant shall not adjust any statement in favour of itself after the expiration of 12 months following the end of the quarter to which the statement relates.

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4.03                    The non-Participant shall be entitled upon notice to any Participant to request that the auditor of that Participant provide the non-Participant with its opinion that any statement delivered pursuant to subsection 1.01 of this Appendix II in respect of any quarterly period falling within the 12 month period immediately preceding the date of the non-Participant's notice has been prepared in accordance with this Agreement.

4.04                    The time for giving the audit opinion contemplated in subsection 4.03 of this Appendix II shall not extend the time for the taking of exception to and making claim on the non-Partici-pant for adjustment as provided in subsection 4.01 of this Appendix II.

4.05                    The cost of the auditor's opinion referred to in subsection 4.03 of this Appendix II shall be solely for the account of the non-Participant requesting the auditor's opinion, except where the said opinion is to the effect that the statement has not been prepared substantially in accordance with this Agreement, in which case the cost shall be solely for the account of the Participant.

SCHEDULE "C"

TO THAT CERTAIN AGREEMENT MADE AS OF NOVEMBER 16, 2006, BETWEEN PETAQUILLA MINERALS LTD. OF THE FIRST PART AND REVELSTOKE INDUSTRIES, INC. OF THE

SECOND PART

THE "TECHNICAL SERVICES AGREEMENT"

Revelstoke Industries, Inc
1801 Kent Street,
White Rock, British Columbia,
Canada, V4B 4T2

November 16th, 2006

Attention: Michael Levy, President

PETAQUILLA MINERALS LTD.
Suite 410 - 475 West Georgia Street
Vancouver, B.C. V6B 4M9

Dear Sirs:

          Re:          San Juan Property, Panama

          This letter will confirm our agreement relating to work to be undertaken by Petaquilla Minerals Ltd. ("Petaquilla") in the capacity of an independent contractor on the San Juan Property (the "Property") located in Panama, as more fully described in Schedule "A" attached hereto. The parties acknowledge that Revelstoke Industries, Inc. ("Revelstoke") has the exclusive right to acquire an interest in the Property from Petaquilla, as Optionor, pursuant to the agreement (the "Option Agreement") dated November 16h, 2006, between Revelstoke and Petaquilla. The parties further acknowledge that this agreement does not, and is not intended to, amend in any way the terms of the Option Agreement. The current program contemplates ♦ and related exploration activities as outlined in Schedule "B" hereto.

          Kindly sign and return the enclosed duplicate copy of this letter confirming our agreement. The terms set forth below shall then form a contract binding upon both of us.

1.          Description of Work

Revelstoke Minerals Ltd. ("Revelstoke") hereby retains Petaquilla to manage and implement exploration work on the Property in accordance with the budget as presented in Schedule "B". Petaquilla will commence field work in ♦ , 2006, with planning and organizational work having been started in ♦ , 2006.

2.          Payment

Revelstoke, in consideration of Petaquilla acting as the Operator in accordance with the Option Agreement, will pay to Petaquilla 2.5% of all costs incurred. Petaquilla will use its best efforts to complete the work in accordance with the budget as presented in Schedule "B".

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Petaquilla shall be entitled to invoice Revelstoke, no more frequently than monthly, and no more than two months in advance, for the exploration expenditures reasonably anticipated to be incurred in any calendar month. Each monthly statement shall include a reconciliation of invoices and actual expenditures incurred from the month for which advance cash calls were made. Terms shall be 30 days net. Petaquilla shall have no obligation to provide its services hereunder unless it is in receipt of funds from Revelstoke.

3.          Changes to Work

Site conditions, fieldwork and weather may necessitate changes to the exploration program. All changes to the scope of the work will require the written authorization from Revelstoke, and any such changes shall not be binding upon Revelstoke until such authorization has been given. Notwithstanding the foregoing, Revelstoke has the right to change the scope of the work program at any time upon giving notice to Petaquilla, provided that such changes do not result in Revelstoke being in default of its expenditure commitments under the Option Agreement.

4.          Force Majeure

In the event of fires, floods, storms, slides, transportation disruptions (e.g. in air or highway transport), ordered work stoppages or closures, adverse weather, political or social instability or unsafe conditions, or a similar event beyond the control of Petaquilla (a "Force Majeure Event"), and Petaquilla is delayed or prevented from performing the work as a result of the Force Majeure Event, Petaquilla will use its reasonable efforts to resume work with the least possible delay. However, in the event such failure is caused by a Force Majeure Event, then during the period of the Force Majeure Event Petaquilla shall not be liable to Revelstoke for failing to perform the work, and Revelstoke shall not be liable to Petaquilla (in its capacity as Optionor) under the Option Agreement.

5.          Stop Work

In the event:

    that the nature of the Force Majeure Event is such that the work cannot be continued or has been or will be delayed for an excessive period of time; or

    Revelstoke fails to comply with its payment obligations or is otherwise in default under the terms of this agreement;

Petaquilla shall have the right to terminate completion of the work and Revelstoke shall be responsible for payment of the work performed to the date of termination together with all reasonable costs for demobilization of field personnel and equipment.

6.          Obligations

Subject to the terms of this agreement it shall be the responsibility of Petaquilla to complete the work in a competent manner and in accordance with accepted geological practice in Panama and to have in force public liability insurance in an amount that is customary for operators carrying out like operation in the vicinity of the Property. It shall also be the responsibility of Petaquilla:

    to ensure that Petaquilla and any subcontractors have full right and all permissions necessary (from property owners or governmental authorities, etc.) prior to commencement of the work;

    to ensure that the work contemplated to be performed by Petaquilla will not contravene any laws, ordinances, by-laws (including, without limitation, environmental and other laws) or other restrictions affecting the site.

It shall be the responsibility of Revelstoke:

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    to obtain any bonds, in Petaquilla's name, with respect to reclamation work which may be required following the work to be performed by Petaquilla; and

    to remit payments in accordance with paragraph 2.

7.          Indemnity

Petaquilla shall conduct all work on the site in a good and workmanlike manner and shall adhere to all regulations and practices to protect human life and health, and the environment. Furthermore, Petaquilla shall indemnify Revelstoke from all liability of whatsoever nature, including death and injury of any person, resulting from it or its subcontractors, activities in and in connection with the Property; excepting that Petaquilla shall not be responsible for any such liability resulting from the acts of Revelstoke, its employees or contractors.

8.          Sub-Contracts

Petaquilla shall not enter into a service contract with any party involving expenditures in excess of $50,000 without first consulting Revelstoke and obtaining its approval of the contract documents, such approval not to be unreasonably withheld.

9.          Entire Agreement

Subject to the acknowledgment regarding the Option Agreement contained in the introductory paragraph of this agreement, the foregoing is the entire agreement between the parties and supersedes any prior understanding whether written or oral. Any amendment to this agreement shall be in writing and signed by the parties hereto.

10.         Applicable Law

This agreement shall be governed by and interpreted in accordance with the laws in effect in British Columbia, and is subject to the exclusive jurisdiction of the Courts of British Columbia.

          If you are in agreement with the foregoing, please acknowledge receipt and confirm your agreement with above terms by signing below and returning the signed copy to us as soon as possible.

Yours very truly,

Revelstoke Industries, Inc

Per:
_____________________
Marcus Johnson, President

ACKNOWLEDGMENT AND AGREEMENT

Petaquilla Minerals Ltd. hereby acknowledges receipt of this letter and confirms its agreement with the terms set out above. By the signature of its authorized officer below, Petaquilla Minerals Ltd. acknowledges a binding agreement between Revelstoke Industries, Inc and Petaquilla Minerals Ltd.
____________________________ Michael Levy, President Petaquilla Minerals Ltd.	_________________________ Date

Dated:	November 16, 2006

___________________________________________________________________________________________

BETWEEN:

PETAQUILLA MINERALS LTD.

OF THE FIRST PART

AND:

REVELSTOKE INDUSTRIES, INC.

OF THE SECOND PART

___________________________________________________________________________________________

SAN JUAN PROPERTY
PROPERTY OPTION AGREEMENT

___________________________________________________________________________________________

VECTOR Corporate Finance Lawyers
Barristers & Solicitors
Suite 1040, 999 West Hastings Street
Vancouver, B.C. V6C 2W2

(604) 683-1102

GHS